Exhibit 10.1

PURCHASE AGREEMENT

by and among

CUSTOM ENERGY HOLDINGS, L.L.C.,

GREAT PLAINS ENERGY INCORPORATED

(Solely for the Purposes Set Forth Herein)

and

DIRECT ENERGY SERVICES, LLC

April 1, 2008

i

Exhibit A	Purchaser Guarantee

PURCHASE AGREEMENT

This Purchase Agreement (this "Agreement") is made and entered into as of April 1, 2008, by and among Custom Energy Holdings, L.L.C., a Delaware limited liability company (the "Seller"), Great Plains Energy Incorporated, a Missouri corporation (the "Parent") (solely and exclusively for purposes of Section 6.04, 10.01 and 12.16),  and Direct Energy Services, LLC, a Delaware limited liability company (the "Purchaser").

WHEREAS, the Seller directly owns 100% of the membership interests (the "Membership Interests") of Strategic Energy, L.L.C., a Delaware limited liability company (the "Company");

WHEREAS, the Company is engaged primarily in the business of providing competitive retail electricity supply services, strategic planning, consulting and billing and scheduling services in the natural gas and electricity markets (the "Business"); and

WHEREAS, the Purchaser desires to purchase, and the Seller desires to sell to the Purchaser, all of the Membership Interests upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties contained herein, the Seller and the Purchaser hereby agree as follows:

ARTICLE I
DEFINED TERMS

Section 1.01    Certain Definitions.  As used in this Agreement, each of the following terms has the meaning specified in the Section set forth opposite such term:

Term	Section
2007 Financial Statements	5.12(a)
Accelerated Plans	6.08(e)
Acquisition Transaction	6.03
Affiliate	4.05(e)
Agreement	Preamble
Allocation Resolution Period	6.12(a)
Antitrust Law	6.06(a)(i)
Bankruptcy Action	11.01(d)
Books and Records	6.14
Business	Recitals
Calculation	2.02(a)
Closing	3.01
Closing Balance Sheet	2.02(a)
Closing Date	3.01

Closing Working Capital	2.01(c)(i)
Code	5.16(b)
Company	Recitals
Company Benefit Plan	5.16(a)
Company LLC Agreement	3.02(c)
Company Plan Payments	6.08(e)
Confidentiality Agreement	6.04(a)
Consideration	6.12(a)
Continuing Employees	6.08(c)
Continuing Plans	6.08(e)
Contract	4.05(d)
Contributed Funds	6.08(g)
Control	4.05(e)
Controlled	4.05(e)
Deductible	11.05(b)
Effect	5.05(e)
Encumbrance	5.01(d)
Environmental Claim	5.18
Environmental Laws	5.18
ERISA	5.16(a)
Estimated Working Capital	2.01(c)(ii)
Exchange Act	4.05
Excluded Tax Liability	9.01(a)
Exon-Florio	4.04
FERC Approval	6.06(a)(ii)
Filing Party	9.02(b)
Final Allocation	6.12(a)
Financial Closing Date	2.01(c)(iii)
Financial Statements	5.07(a)
FTC/DOJ	6.06(a)(i)
GAAP	5.07(b)
Governmental Authorization	4.05(e)
Governmental Body	1.02
Great Plains Group	11.01(a)
Guarantees	6.11(b)
HSR Act	6.06(a)(i)
Indemnified Party	11.04(a)
Indemnifying Party	11.04(a)
Independent Accounting Firm	6.12(b)
Intellectual Property	5.17(a)
Interim Statements	5.07(a)
Knowledge	1.02
Latest Balance Sheet	5.07(a)
Leases	5.10
Legal Proceeding	4.11

Letters of Credit	6.11(a)
LLC Act	4.05
Losses	8.02
Master Supply Contract	5.11(j)
Material Adverse Effect	5.05(e)
Materials of Environmental Concern	5.18
Membership Interests	Recitals
Outside Date	8.01(b)
Owned Intellectual Property	5.17(b)
Parent	Preamble
Permitted Encumbrances	5.09(b)
Person	4.04
Pre-Closing Period	6.01(a)
Pre-Financial Closing Period	9.01(a)
Preliminary Allocation	6.12(a)
Purchase Price	2.01(b)
Purchaser	Preamble
Purchaser Benefit Plans	6.08(c)
Purchaser's Disclosure Letter	1.02
Receivables Facility	6.13
Release	6.08(b)
Required Regulatory Approvals	1.02
Requirements of Law	1.02
Revolver Facility	6.13
Risk Management Policy	5.23
RPA	5.26
Section 1060 Forms	6.12(c)
Securities Act	4.05
Seller	Preamble
Seller Action	11.05(a)
Seller Guarantee	12.16(a)(i)
Seller Significant Contract	5.11
Seller's Disclosure Letter	V
Seller's Guaranteed Obligations	12.16(a)(i)
Senior Employees	6.08(a)
Specified Employees	6.08(a)
Straddle Period	9.01(a)
Subsidiary	5.01(d)
Target Working Capital	2.01(c)(iv)
Tax	5.12(a)
Tax Proceeding	9.05(b)
Tax Return	5.12(a)
Terminating Employee Payments	6.08(b)
Terminating Employees	6.08(a)
Termination Payments	6.08(b)

Third Party Consent	6.06(e)
Transition Employee Payments	6.08(b)
Transition Employees	6.08(a)
Uncollectible	11.01(d)
WARN Act	6.08(h)
Working Capital	2.01(c)(v)

Section 1.02     Other Interpretive Provisions.  Each definition used in this Agreement includes the singular and the plural, and reference to the neuter gender includes the masculine and feminine where appropriate.  The definition ascribed to any capitalized term herein shall govern all uses of such term, including uses of such term prior to the appearance of the definition thereof.  Reference to any Requirements of Law (as defined in this Section 1.02) means such Requirements of Law as are in effect as of the date of this Agreement.  Reference to any dollar amount means such dollar amount in United States currency.  The headings to the Articles and Sections are for convenience of reference and will not affect the meaning or interpretation of this Agreement. Except as otherwise stated, reference to Articles, Sections and Exhibits means the Articles, Sections and Exhibits of this Agreement.  The Exhibit and disclosure letters referred to throughout this Agreement, including but not limited to the Seller's Disclosure Letter (as defined in Article V), are hereby incorporated by reference into, and will be deemed a part of, this Agreement. Unless the context clearly indicates otherwise, the word "including" when used in this Agreement means "including but not limited to" and the words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  For purposes of this Agreement:  (i) "Requirements of Law" shall mean any applicable supranational, foreign, federal, state, regional and local laws, statutes, regulations, rules, codes, ordinances, tariffs, rate schedules, policies or orders enacted, adopted, issued or promulgated by any court or Governmental Body (as defined in this Section 1.02) or common law or any applicable consent decree or settlement agreement entered into with any Governmental Body; (ii) "Governmental Body" shall mean any foreign or domestic federal, state, local, supranational or other governmental authority or regulatory body or any foreign or domestic entity, authority, board, agency, commission, arbitral tribunal, ministry or similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions, including the North American Electric Reliability Corporation, any regional transmission organizations or independent system operators; (iii) "Required Regulatory Approvals" shall mean (a) the filings required under the HSR Act (as defined in Section 6.06(a)) or any other Antitrust Law (as defined in Section 6.06(a)), (b) the FERC Approval (as defined in Section 6.06(a)) and (c) the regulatory approvals set forth on Section 6.06(a) of the Seller's Disclosure Letter; (iv) the term "Knowledge" when referring to the knowledge of the Seller or the Company shall mean the knowledge of the Seller or Company officers listed on Section 1.02 of the Seller's Disclosure Letter (as defined in Article V) which the person has acquired in the prudent exercise of his or her duties or, if such individuals are not the persons primarily responsible for the area in question, would have if they had made reasonable inquiry of the persons primarily responsible for the particular area in question (it being understood that none of the listed individuals shall have any individual or personal liability with respect to any matter set forth herein); (v) the term "Knowledge" when referring to the knowledge of the Purchaser shall mean the knowledge of the Purchaser officers listed on Section 1.02 of the confidential disclosure letter that has been delivered by the Purchaser to the Seller upon the execution of this Agreement (the "Purchaser's Disclosure Letter") which the person has acquired in the prudent exercise of his or her duties or, if such individuals are not the persons primarily responsible for the area in question, would have if they had made reasonable inquiry of the persons primarily responsible for the particular area in question (it being understood that none of the listed individuals shall have any individual or personal liability with respect to any matter set forth herein).

ARTICLE II
PURCHASE AND SALE

Section 2.01     Purchase and Sale of Membership Interests

(a)         Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined in Section 3.01), the Seller shall sell, convey, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Seller, the Membership Interests.

(b)         In consideration for the sale, transfer and conveyance of the Membership Interests, upon the terms and subject to the conditions set forth in this Agreement, the Purchaser shall pay to the Seller at the Closing an aggregate amount in cash equal to $300,000,000 plus or minus the difference, if any, between the Estimated Working Capital and the Target Working Capital (the "Purchase Price") by wire transfer of immediately available funds at the time of the Closing to such account or accounts as the Seller specifies at least three business days before the Closing Date.

(c)         For purposes of this Agreement,

(i)           "Closing Working Capital" shall mean the Working Capital as of 11:59 p.m. (Eastern time) on the Financial Closing Date.

(ii)            "Estimated Working Capital" shall mean the Seller's good faith estimate of the Working Capital as of the Financial Closing Date.

(iii)           "Financial Closing Date" shall mean the last business day of the month immediately preceding the month in which the Closing occurs.

(iv)           "Target Working Capital" shall mean $120,313,707.29, the details of which are more particularly described in Section 2.01(c)(v) of the Seller's Disclosure Letter.

(v)            "Working Capital" shall mean, with respect to the Company as of a specified date, the current assets of the Company minus the current liabilities, each as calculated in accordance with the policies and procedures set out in  Section 2.01(c)(v) of the Seller's Disclosure Letter

(but excluding the specified items set out in Section 2.01(c)(v) of the Seller's Disclosure Letter).  The Working Capital calculation shall be prepared in accordance with GAAP applied on a basis consistent with past practice and consistent with the Company's Financial Statements, but excluding the specified items set out in section 2.01(c)(v) of the Seller's Disclosure Letter.

Section 2.02     Post Closing Adjustment

(a)         As promptly as reasonably practicable, but no later than sixty (60) days immediately following Closing, the Purchaser shall prepare and deliver to the Seller an unaudited balance sheet of the Company (the "Closing Balance Sheet") as of the Financial Closing Date, together with a certificate, executed by the Purchaser's chief financial officer (or equivalent), setting forth the Purchaser's calculation, including the components thereof, of the Closing Working Capital (together, the "Calculation").

(b)         The Purchaser shall provide the Seller and its accountants with such access to the applicable personnel, books, records, information, materials, and data of the Company, as reasonably requested by the Seller, for the purpose of the Seller verifying the calculations provided by the Purchaser in the Closing Balance Sheet.

(c)         The Seller will notify the Purchaser in writing if it has any objections (which must be made in good faith) to the Calculation.  The Seller will be deemed to have accepted the Calculation, and the Calculation will be deemed to be finalized, if the Seller does not give the Purchaser notice of its objections within forty-five (45) days from the date of receipt of the Calculation.  A notice of objection must contain a statement setting forth in reasonable detail the basis of the Seller's objections and each amount in dispute.

(d)         If the Seller makes good faith objections to the Calculation within the period set forth in Section 2.02(c) above, the Purchaser and the Seller will work expeditiously and in good faith to resolve the matters in dispute within a period of twenty (20) days after the date the Purchaser receives notice of the Seller's objections.  If the Purchaser and the Seller cannot resolve their dispute within such period, the dispute will be submitted for determination to the firm of accountants first set forth in Section 2.02(d) of the Purchaser's Disclosure Letter, or if such firm of accountants is not available or willing to perform, to the firm of accountants next set forth in Section 2.02(d) of the Purchaser's Disclosure Letter, or if neither such firm of accountants is available or willing to act, to an independent firm of chartered accountants or certified public accountants of international standing or affiliation and qualified to make the determination (which is not at such time otherwise retained by either the Seller or the Purchaser or any of their respective Affiliates), mutually agreed to by the Seller and the Purchaser, each acting reasonably.  The determination of the firm of accountants of the matters in dispute will be final and binding upon the parties and will not be subject to appeal.  The firm of accountants will be deemed to be acting as experts and not as arbitrators.  The procedure to be followed by the parties with respect to the determination will be determined by the firm of accountants in its sole discretion.  Each party will provide the firm of accountants access to all relevant books and records and to the appropriate personnel to assist it in the determination of the final Calculation.

(e)         The Seller and the Purchaser will each bear the fees and expenses of their respective personnel or advisors in preparing or reviewing the Calculation and, if applicable, their respective costs in presenting their cases to the firm of accountants.  The costs and expenses of the firm of accountants will be borne equally by the Seller and the Purchaser.

(f)         Once the Closing Working Capital is finally determined, either through agreement of the parties or pursuant to Section 2.02(d), the Purchase Price shall be increased or decreased, on a dollar-for-dollar basis, by the difference, if any, between the Closing Working Capital and Estimated Working Capital, as follows:

(i)             if the Closing Working Capital is greater than the Estimated Working Capital, within five (5) business days of the date on which it is finally determined, the Purchaser shall pay to the Seller an amount equal to such difference; or

(ii)             if the Closing Working Capital is less than the Estimated Working Capital, within five (5) business days of the date on which it is finally determined, the Seller shall pay to the Purchaser an amount equal to the Working Capital Adjustment.

(iii)           Any payment due hereunder shall be paid via wire transfer to the account(s) designated by the receiving party.

ARTICLE III
CLOSING

Section 3.01     The Closing.  The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, New York (or such other location as the Purchaser and the Seller shall mutually agree to) on a date (the "Closing Date") to be mutually agreed upon by the Seller and the Purchaser, which shall be no later than the third business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article VII (other than conditions that by their terms are to be satisfied as of the Closing), unless otherwise agreed to by the parties; provided, that the Closing, unless otherwise agreed to by the parties, shall not occur earlier than 45 days after the date hereof.

Section 3.02     Closing Deliveries.  At the Closing,

(a)         the Purchaser shall deliver to the Seller an amount of cash equal to the Purchase Price;

(b)         the Seller shall deliver (or cause to be delivered), a bill of sale evidencing the sale, transfer and conveyance of the Membership Interests to the Purchaser;

(c)         the Seller shall deliver a copy of the Company's Second Amended and Restated Limited Liability Company Agreement ("Company LLC Agreement") reflecting (A) the Purchaser's interest in the Company in Exhibit A to the Company LLC Agreement and (B)

removal of any references to the Series SEL Voting Interest in CE (or its holders) in the Company LLC Agreement; and

(d)         the Seller or the Purchaser, as applicable, shall deliver such certificates or other documents, the receipt of which is a condition to the obligation of the other parties to the Agreement to consummate the transaction contemplated herein under Article VII.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller as follows:

Section 4.01     Due Organization.  The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware.  The Purchaser has all requisite limited liability company power and authority to conduct its business in the manner in which it is currently being conducted except to the extent the failure to have such authority would not have an adverse effect on the Purchaser's ability to perform its obligations hereunder.

Section 4.02     Authority.  The Purchaser has all requisite limited liability company right, power and authority to enter into this Agreement and to perform all of its obligations hereunder and to carry out the transactions contemplated hereby.

Section 4.03     Actions Authorized.  The Purchaser has taken all limited liability company actions necessary to authorize it to enter into and to perform this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery of this Agreement by the Seller, this Agreement constitutes a legal, valid and binding obligation of the Purchaser enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 4.04     Consents.  Except (a) as would not prevent or materially delay the performance by the Purchaser or the consummation of the transactions contemplated by this Agreement, (b) as required under the Required Regulatory Approvals, or (c) as required to comply with Section 721 of the Defense Production Act of 1950 as amended by Section 5021 of the Omnibus Trade and Competitiveness Act of 1988, and as amended by The Foreign Investment National Security Act of 2007 ("Exon-Florio"), the Purchaser (including any Affiliate thereof) is not or will not be required to make any filing with or give any notice to, or to obtain any consent from, any Person in connection with: (1) the execution, delivery or performance of this Agreement by the Purchaser; or (2) the consummation of the transactions contemplated herein. The term "Person" shall mean any individual, partnership, corporation, limited liability company, unincorporated organization, trust, joint venture, other entity or Governmental Body.

Section 4.05     Non-Contravention.  Assuming compliance with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Delaware Limited Liability Company Act, as amended (the "LLC Act"), and state securities or "blue sky" laws, neither (1) the execution and delivery of this Agreement by the Purchaser, nor (2) the consummation of the transactions contemplated herein, will, directly or indirectly (with or without notice or lapse of time):

(a)         contravene, conflict with or result in a violation of any of the provisions of the organizational documents of the Purchaser;

(b)         contravene, conflict with or result in a violation of any Requirements of Law to which the Purchaser or any of its Affiliates (as defined in this Section 4.05) is subject, except as would not prevent or materially delay the performance by the Purchaser or the consummation of the transactions contemplated by this Agreement;

(c)         contravene, conflict with or result in a violation, a material breach or a default of, cause forfeiture of any rights under, any of the terms or requirements of any Governmental Authorization (as defined in this Section 4.05) that is held by the Purchaser or any of its Affiliates, or that is otherwise applicable to the business of the Purchaser or any of its Affiliates, as currently conducted, except as would not prevent or materially delay the performance by the Purchaser or the consummation of the transactions contemplated by this Agreement; or

(d)         contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any currently effective and legally binding written agreement, contract, subcontract, lease, instrument, note, option, warranty, license and sublicense (each, a "Contract") by which the Purchaser or any of its Affiliates is bound, except as would not prevent or materially delay the performance by the Purchaser or the consummation of the transactions contemplated by this Agreement.

(e)         For the purposes of this Agreement:  (i) "Affiliate" shall mean, with respect to any Person, any other Person that, directly or indirectly, Controls (as defined in this Section 4.05), is Controlled by, or is under common Control with, such Person; (ii) "Control" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and "Controlled" has a correlative meaning; and (iii) "Governmental Authorization" shall mean any permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Requirements of Law.

Section 4.06     Securities Law Matters; Purchaser Awareness.  The Purchaser acknowledges receipt of advice from the Seller that (i) the Membership Interests have not been registered under the Securities Act or qualified under any state securities or "blue sky" or non-U.S. securities laws; (ii) there is no public market for the Membership Interests and it is not anticipated that there will be; and (iii) the Membership Interests must be held indefinitely and the

Purchaser must continue to bear the economic risk of the investment in the Membership Interests unless the Membership Interests are subsequently registered under the Securities Act and such applicable state or non-U.S. securities laws or an exemption from such registration is available.

Section 4.07     Accredited Purchaser.  The Purchaser is an "accredited investor" as such term is defined in Rule 501(a) promulgated under the Securities Act.

Section 4.08     Experience.  The Purchaser's knowledge and experience in financial and business matters are such that they are capable of evaluating the merits and risks of their investment in the Membership Interests.

Section 4.09     Investment Intent.  The Purchaser is acquiring the Membership Interests solely for its own account for investment and not with a present view to or for sale in connection with any distribution thereof.

Section 4.10     Financing.  The Purchaser has, as of the date hereof (through cash on hand, available borrowings under an existing credit facility or other financing arrangements), and will have at Closing sufficient funds available in cash to pay the Purchase Price in accordance with the terms hereof, pay all related fees and expenses and effect all other transactions contemplated hereby.

Section 4.11     Legal Proceedings; Orders.  No Governmental Body or other Person has commenced any action, suit, litigation, arbitration or similar proceeding involving any court or other Governmental Body ("Legal Proceeding") to which the Purchaser or any of its Affiliates is a party or, to the Knowledge of the Purchaser, was so threatened to become a party that would reasonably be expected to prevent or materially delay the performance of this Agreement by the Purchaser or the consummation of the transactions contemplated by this Agreement.  There is no order, writ, injunction, judgment or decree to which the Purchaser or any of its Affiliates, or any of the material assets owned or used by the Purchaser or any of its Affiliates, is subject, except as would not reasonably be expected to prevent or materially delay the performance of this Agreement by the Purchaser or the consummation of the transactions contemplated by this Agreement.

Section 4.12     Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser or any of its Affiliates.

Section 4.13     Investigation.  The Purchaser is knowledgeable about the industry in which the Company operates and is experienced in the acquisition and management of businesses.  The Purchaser has been afforded (i) access to the books, records, facilities and personnel of the Company and its Subsidiary for purposes of conducting a due diligence investigation of the Company and (ii) the opportunity to ask questions of the Company's management.

Section 4.14     Disclaimer Regarding Projections.  In connection with the Purchaser's investigation of the Company, the Purchaser has received from the Seller and its Affiliates, agents and representatives certain projections and other forecasts, including, but not limited to, projected financial statements, cash flow items and other data of the Company and certain business plan information of the Company.  The Purchaser acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, that the Purchaser is familiar with such uncertainties, that the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it. The Purchaser acknowledges that except as specifically set forth in this Agreement or the Seller's Disclosure Letter, neither the Seller nor the Company has made any representation or warranty with respect thereto.

Section 4.15     No Other Representations or Warranties.  Except for the representations and warranties contained in this Article IV, neither the Purchaser nor any other Person acting on behalf of the Purchaser makes any representation or warranty, express or implied, regarding the Purchaser.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Purchaser as follows, except as set forth in and subject to the exceptions and disclosures set forth in the confidential disclosure letter and exhibits thereto that have been delivered by the Seller to the Purchaser upon the execution of this Agreement (the "Seller's Disclosure Letter"):

Section 5.01     Subsidiary; Due Organization

(a)         As of the date hereof, the Company has no Subsidiaries (as defined in Section 5.01(d)) other than as set forth on Section 5.01 of the Seller's Disclosure Letter.  All of the equity interests in the Company and its Subsidiary are owned as of the date hereof, directly or indirectly, by the Seller, free and clear of all Encumbrances (as defined in Section 5.01(d)).  The Seller has not agreed and is not obligated to make, nor is it bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Person.

(b)         Each of the Seller, the Company and the Company's Subsidiary is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority:  (A) to conduct its business in the manner in which it is currently being conducted; (B) to own or lease and use its assets in the manner in which its assets are currently owned or leased and used; and (C) to perform its obligations under all Contracts by which it is bound and which are material to it, including without limitation all Seller Significant Contracts (as defined in Section 5.11).

(c)         Neither the Company (except with respect to its Subsidiary) nor its Subsidiary owns, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.

(d)         For purposes of this Agreement:  (i) a "Subsidiary" of any Person shall mean any partnership, corporation, limited liability company, unincorporated organization, trust, joint venture or other entity of which such Person owns, directly or indirectly, a majority of the stock, membership interests or other equity interests the holders of which are generally entitled to vote for the election of the Board of Directors, managers or other governing body of such entity; and (ii) "Encumbrance" shall mean any lien, pledge, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, security interest, encumbrance, adverse claim, interference or restriction on transfer (except for restrictions arising under applicable securities laws).

Section 5.02     Authority.  The Seller has all requisite limited liability company right, power and authority to enter into this Agreement and to perform all of its obligations hereunder and to carry out the transactions contemplated hereby.

Section 5.03     Actions Authorized.  The Seller has taken all limited liability company actions necessary to authorize it to enter into and to perform this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Seller and, assuming due authorization, execution and delivery of this Agreement by the Purchaser, this Agreement constitutes a legal, valid and binding obligation of the Seller enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 5.04     Governmental Consents.  Except (i) for such filings, notices and consents relating to business licenses or operating permits required in the ordinary course for the operation of the Business (other than state licenses required for the retail sale of electricity), (ii) as required under the Required Regulatory Approvals, (iii) as set forth in Section 5.04 of the Seller's Disclosure Letter, the Seller (including any Affiliate thereof) is not and will not be required to make any filing with or give any notice to, or to obtain any consent from, any Government Body in connection with: (1) the execution, delivery or performance of this Agreement by the Seller; or (2) the consummation of the transactions contemplated herein (other than with respect to the performance by the Purchaser of its obligations hereunder).

Section 5.05     Non-Contravention.  Assuming compliance with the applicable provisions of the Securities Act, the Exchange Act, the LLC Act and state securities or "blue sky" laws, except as set forth in Section 5.05 of the Seller's Disclosure Letter and except as set forth in the exceptions to Section 5.04, neither (1) the execution and delivery of this Agreement by the Seller, nor (2) the consummation of the transactions contemplated herein, will, directly or indirectly (with or without notice or lapse of time):

(a)         contravene, conflict with or result in a violation of any of the provisions of the operating agreement or similar organizational document of either the Seller, the Company, the Parent or any of their respective Subsidiaries;

(b)         contravene, conflict with, result in a violation of or require any notice under any Requirements of Law to which the Seller, the Company, or any of their respective Subsidiaries, is subject;

(c)         contravene, conflict with, result in a violation, a material breach or a default of, cause forfeiture of any material rights under or require any notice under, any of the terms or requirements of any Governmental Authorization that is held by the Seller, the Company or any of their respective Subsidiaries, or that otherwise relates to the business of the Company or any of their respective Subsidiaries, as currently conducted;

(d)         contravene, conflict with, result in a material violation or breach of, result in a default under, result in acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under, any provision of any Seller Significant Contract (as defined in Section 5.11); or

(e)         contravene, conflict with, result in a material violation or breach of, result in a default under, result in acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under, any provision of any Contract, other than the Seller Significant Contracts, to which the Seller, the Company, or any of their respective subsidiaries is a party or by which its assets are bound, unless such action would not, individually or in the aggregate, result in a Material Adverse Effect.

For the purposes of this Agreement, "Material Adverse Effect" shall mean any event, condition, effect, change, development or circumstance (each, an "Effect") that, individually or when considered together with all other Effects, (A) would have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiary taken as a whole; provided, however, that, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Material Adverse Effect:  (i) Effects resulting from factors generally affecting the economy, financial markets, capital markets or markets for commodities used by the Company or its Subsidiary (except to the extent that such Effects have had a disproportionate effect on the Company and its Subsidiary as compared to other Persons in the industry in which the Company operates);  (ii)  Effects resulting from factors (including changes in Requirements of Law that would impose fees, charges or other costs on the Company or its customers relating to the products and services offered by the Company) generally affecting any industry or any segment of any industry in which the Company, its Subsidiary or their customers participate (except to the extent that such Effects have had a disproportionate effect on the Company and its Subsidiary as compared to other Persons in the industry in which the Company operates); (iii) Effects resulting from the announcement, or pendency of the transactions contemplated herein; (iv) Effects resulting from any action taken by any of the parties outside the ordinary course of its business that is required to be taken in order to comply with any provision of this Agreement, including, to the extent applicable, Section 6.01; (v) Effects of any war, act of terrorism, civil unrest or similar event; or (vi) Effects solely resulting from any action taken, or any omission to act by the Purchaser or any of its Affiliates.

Section 5.06     Capitalization.  The Seller owns all of the authorized, issued and outstanding membership interests of the Company, consisting of 10,000,000 units each of economic interests and voting interests.  The Company owns all of the authorized, issued and outstanding membership interests of its Subsidiary.  Other than the Seller's obligation to transfer its Membership Interests to the Purchaser in accordance with this Agreement, there are no authorized or outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (contingent or otherwise) obligating the Seller or the Company to issue, sell, deliver or transfer any equity interests in the Company or its Subsidiary.  Other than this Agreement and except as set forth on Section 5.06 of the Seller's Disclosure Letter, there are no agreements, options, warrants, calls, rights or commitments of any character relating to the issuance, sale, purchase or redemption of, restricting the transfer of, or the declaration of payments of distributions on, any equity interests in the Company or its Subsidiary.  All equity interests in the Company and its Subsidiary, including the Membership Interests, have been duly authorized, validly issued and fully paid.  None of the Membership Interests or the other equity interests in the Company's Subsidiary will be (i) entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right or (ii) subject to any right of first refusal in favor of any Person.  Neither the Seller nor the Company shall be under any obligation or be bound by any Contract to repurchase, redeem or otherwise acquire any equity interests in the Company or its Subsidiary.

Section 5.07     Financial Statements

(a)         Section 5.07(a)(i) of the Seller's Disclosure Letter consists of the audited consolidated balance sheets and statements of income and cash flows of the Company as of and for the years ended December 31, 2006 and December 31, 2007, including the accompanying notes and supporting schedules (collectively, the "Financial Statements").  The Company's audited consolidated balance sheet as of December 31, 2007 is referred to herein as the "Latest Balance Sheet".  Section 5.07(a)(ii) of the Seller's Disclosure Letter consists of the unaudited consolidated balance sheets and statements of income of the Company as of and for the two-month period ended February 29, 2008, (collectively, the "Interim Statements").

(b)         Except as set forth in Section 5.07(b) of the Seller's Disclosure Letter, the Financial Statements and Interim Statements have been based upon the information contained in the Company's books and records, have been prepared in accordance with U.S. generally accepted accounting principals in effect from time to time ("GAAP"), applied on a consistent basis throughout the periods indicated, and present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiary (taken as a whole) as of the times and for the periods referred to therein, except, in the case of the Interim Statements, for quarterly and year-end adjustments and for the absence of footnote disclosure.

(c)         The Company and its Subsidiary have no liabilities or obligations of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) which, individually or in the aggregate, are material to the Company or the Company Subsidiary other than (i) as set forth in Section 5.07(c) of the Seller's Disclosure Letter; (ii) those liabilities or obligations that are reflected or reserved against on the Latest Balance Sheet (but only to the extent so reflected or reserved); and (iii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheet, none of which has had or would have, either individually or in the aggregate, a Material Adverse Effect.

(d)         Except as set forth in Section 5.07(d) of the Seller's Disclosure Letter, neither the Company nor its Subsidiary has entered into any "off-balance sheet arrangements" as such term is defined in Item 303(a)(4) of Regulation S-K promulgated by the Securities and Exchange Commission.

(e)         The Company and its Subsidiary have maintained a system of internal accounting controls sufficient, in terms of Parent and its Subsidiaries taken as a whole, to provide reasonable assurances with respect to the Company and its Subsidiary that (i) all transactions are executed in accordance with management's general or specific authorization, (ii) all transactions are recorded as necessary to permit the preparation of annual and interim financial statements in conformity with U.S. GAAP and to maintain proper accountability for assets, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  There is no significant deficiency or material weakness, measured in terms of Parent and its Subsidiaries in the design or operation of the Company's or its Subsidiary's internal control over financial reporting that has adversely affected or would be reasonably likely to adversely affect the Company's or its Subsidiary's ability to record, process, summarize and report financial information in any material respect, and the Seller does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's or the Company Subsidiary's internal control over financial reporting.  The Seller makes no representation under this Section 5.07(e) as to any period following the Closing.

(f)         The Company has established, maintains and evaluates controls and procedures with respect to the Company and its Subsidiary that are designed to ensure that material information relating to the Companies is made known to the Parent's chief executive officer and its chief financial officer, and such controls and procedures are, to the Knowledge of the Seller, effective to perform the functions for which they were established.  The Seller makes no representation under this Section 5.07(f) as to any period following the Closing.

(g)         Except for letters of credit issued pursuant to the RPA, a schedule of which is set forth in Section 5.07(g) of the Seller's Disclosure Letter, there are, as of the date hereof, no outstanding amounts under any Contracts listed in Section 5.11(c) of the Seller's Disclosure Letter.

Section 5.08     Absence of Changes.  Except as set forth in Section 5.08 of the Seller's Disclosure Letter, since the date of the Latest Balance Sheet and prior to the date of this Agreement, (a) the Company and its Subsidiary have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice, (b) none of the Seller, the Company or the Company's Subsidiary has taken, committed to take or permitted to occur any of the events specified in Section 6.01(a) (other than clauses (iii), (x), (xiii), (xiv) and (xx) thereof), and (c) there has been no event, occurrence or development which has had or would reasonably be likely to have a Material Adverse Effect.  Since the date of the Latest Balance Sheet and prior to the date hereof, the Company has not made any distributions on the outstanding Membership Interests in the Company, except as set forth in Section 5.08 of the Seller's Disclosure Letter.  From January 1, 2008 to the date hereof, the Company and its Subsidiary have not made or incurred capital expenditures in excess of $1,500,000 in the aggregate or entered into any binding commitment or contract to make such expenditures.

Section 5.09     Title to Assets.

(a)         Except as set forth in Section 5.09 of the Seller's Disclosure Letter, the Company and its Subsidiary own, and have good and valid title to, all material assets purported to be owned by them, including all material assets reflected on the Latest Balance Sheet.  Except as set forth in Section 5.09 of the Seller's Disclosure Letter, all of such assets are owned by the Company or its Subsidiary free and clear of any Encumbrances other than Permitted Encumbrances.  The Company and its Subsidiary are the lessees of, and hold valid leasehold interests in, all material assets purported to have been leased by them, including all material assets reflected as leased on the Latest Balance Sheet.  Except as would not be material to the Company and its Subsidiary as a whole, the assets owned, licensed or leased by any of such Persons constitute all the assets used in the business of such Persons (including all books, records, computers and computer programs and data processing systems), are in good condition (subject to normal wear and tear and immaterial impairments of value and damage) and are generally suitable for the uses for which they are used in the operation of the business of such Persons.

(b)         For purposes of this Agreement, "Permitted Encumbrances" shall mean (A) liens or other imperfections of title that would not, individually or in the aggregate, materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Seller and its Subsidiaries, (B) liens and encumbrances for Taxes (as defined in Section 5.12(a)), assessments or other government charges not yet due or which are being contested in good faith, (C) zoning, building or other similar government restrictions, (D) easements, covenants, rights of way or other similar restrictions with respect to real property, (E) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations, (F) liens, pledges, charges, mortgages, security interests or encumbrances arising under this Agreement, and (G) liens pursuant to the facilities referenced in Sections 5.26 or 6.13.

Section 5.10     Real Property.  Neither the Company nor its Subsidiary owns any real property.  Section 5.10 of the Seller's Disclosure Letter contains a list of all real property leased by or otherwise in the possession of the Company and its Subsidiary.  The Seller has made available to the Purchaser a true and complete copy of each lease or permit for the real property described in Section 5.10 of the Seller's Disclosure Letter (the "Leases").  Except as set forth in Section 5.10 of the Seller's Disclosure Letter, with respect to each Lease, (i) such Lease is legal, valid, binding and enforceable against the Company or its Subsidiary, as applicable, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforceability of creditors' rights in general or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and (ii) neither the Company nor its Subsidiary or, to the Knowledge of the Seller, any of the other parties thereto, is in breach or default under the terms of such Lease, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under such Lease; except, in the case of each of clause (i) and clause (ii), where such failure to be legal, valid, binding and enforceable, or such breach or default, would not have a Material Adverse Effect.

Section 5.11     Contracts.  Section 5.11 of the Seller's Disclosure Letter sets forth a list of each Contract that constitutes a Seller Significant Contract (as defined in this Section 5.11) as of the date of this Agreement.  Each of the following shall constitute a "Seller Significant Contract":

(a)         each Contract containing any non-compete provision that restricts the Company or its Subsidiary from engaging or competing in any line of business or in any geographic area, that contains any standstill or non-solicitation obligations on the Company that are in effect (or may hereafter come into effect) or that grants any exclusive arrangements or "most favored nation" status to any Person;

(b)         each Contract relating to the issuance of any equity securities of the Company or its Subsidiary;

(c)         Contracts under which the Company or its Subsidiary has borrowed any money from, established a line of credit with, or issued any note, bond, debenture or other evidence of indebtedness to, any Person or any other note, bond, debenture or other evidence of indebtedness issued to any Person;

(d)         Contracts of the Company or its Subsidiary pursuant to which (i) any Person has directly or indirectly guaranteed indebtedness, liabilities or obligations of the Company or its Subsidiary or (ii) the Company or its Subsidiary has directly or indirectly guaranteed indebtedness, liabilities or obligations of any other Person;

(e)          (i) Contracts containing license grants to the Company or its Subsidiary with respect to any Intellectual Property, other than commercially available Intellectual Property, material to the business as currently conducted by the Company and its Subsidiary and (ii) certain Contracts, as specified in Section 5.11(e) of the Seller's Disclosure Letter, pursuant to which the Company or its Subsidiary obtain rights to use the following software: Excelergy Hedge Direct, Excelergy Revenue Manager, nMarket, Endure, Sales Logix, Trax, and Numara Footprints;

(f)         outstanding agreements of guaranty, surety or indemnification, direct or indirect, or performance bonds or letters of credit issued or posted, by or on behalf of or obligating, as applicable, the Company or its Subsidiary;

(g)         Contracts between the Company or its Subsidiary and any of the Company's Affiliates;

(h)         Contracts intended to benefit from or eliminate the risk of fluctuations in the price of commodities, other than power purchase or supply agreements;

(i)         (1) each Contract entered into pursuant to the Company's channel partner program pursuant to which the Company enters into affiliation agreements with various industry partners, to the extent that such agreements involve annual payments in excess of $500,000, (2) each Contract entered into by the Company with one of its top twenty channel partners, as measured by commissions paid during the 12-month period ended December 31, 2007, and (3) each arrangement pursuant to which the Company has advanced funds by way of loan to a channel partner, and Section 5.11(i) of the Seller's Disclosure Letter sets forth the amount of each advance by way of loan outstanding under each such Contract and the repayment schedule for each such advance, as of the date reflected on Section 5.11(i) of the Seller's Disclosure Letter;

(j)         each Contract for the purchase of electric power or ancillary services including all master contracts relating thereto (each, a "Master Supply Contract");

(k)         as of the date of this Agreement, each Contract with the 25 highest revenue producing customers of the Company based on invoices rendered during the twelve-month period ending December 31, 2007; and

(l)         other than Contracts of the nature addressed by Section 5.11(h), (i) and (j) or Section 5.16, each Contract involving payments of $500,000 or more per annum to or by the Company or its Subsidiary.

Each Seller Significant Contract is, to the Knowledge of the Seller, valid and binding upon the other parties thereto and is in full force and effect in all material respects.  Except as set forth in Section 5.11 of the Seller's Disclosure Letter, as of the date of this Agreement:  (i) neither the Company nor its Subsidiary has materially violated or materially breached, or committed any material default under, any Seller Significant Contract, except as would not have a Material Adverse Effect; and (ii) to the Knowledge of the Seller, no other party to any Seller Significant Contract has materially violated or materially breached, or committed any material default under, any Seller Significant Contract, except as would not have a Material Adverse Effect.

Section 5.12     Taxes.

(a)         The Company and its Subsidiary have (or the Seller on behalf of the Company and its Subsidiary has) timely filed all Tax Returns (as defined in this Section 5.12(a)) (taking into account any extensions of time within which to file such Tax Returns) within the time and manner prescribed by law, and all such Tax Returns were and continue to be complete and accurate in all material respects.  The Company and its Subsidiary have (or the Seller on behalf of the Company and its Subsidiary has) paid all Taxes (as defined in this Section 5.12(a)) shown to be due on such Tax Returns or otherwise due within the time and manner prescribed by law, except Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the Company's Financial Statements as of and for the year ended December 31, 2007 (the "2007 Financial Statements") and which are described on Section 5.12(a) of the Seller's Disclosure Letter.  The Company and its Subsidiary have (or the Seller on behalf of the Company and its Subsidiary has) established an adequate reserve for the payment of all Taxes that are not due and payable or are being contested in good faith through appropriate proceedings on the 2007 Financial Statements.  For purposes of this Agreement: (i) "Tax Return" shall mean any return (including any information return), report, statement, declaration or other document (including any schedule or attachment thereto, and including any amendment thereof) required to be filed with any Governmental Body or maintained pursuant to a Requirement of Law with respect to Taxes (including any such item filed on a combined, unified, consolidated or group basis); and (ii) "Tax" shall mean any federal, state, provincial, local, or foreign tax imposed by any Governmental Body, including any income, franchise, capital gains, gross receipts, value-added, surtax, estimated, unemployment, excise, ad valorem, transfer, stamp, sales, use, custom duty, withholding, payroll tax, parking, employment, severance, occupation, premium, windfall profits, environmental, capital stock, profits, margin, single business, social security, disability, real property, personal property, possessory interest, registration, production, worker's compensation, alternative or add-on minimum, amounts paid under an agreement with a Governmental Body relating to or in lieu of Taxes, estimated tax or other tax of any kind whatsoever, including any interest, fines, penalty or addition thereto, whether disputed or not.

(b)         Except as set forth in Section 5.12(b) of the Seller's Disclosure Letter, there are no material audits, cases, investigations, actions, suits, examinations or judicial, administrative or other proceedings or litigations currently pending or in progress or threatened in writing with respect to any Taxes of or that relate to the Company or its Subsidiary.  Neither the Company nor its Subsidiary nor the Seller on behalf of the Company or its Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(c)         There are no Tax liens upon any property or assets of the Company or its Subsidiary, except liens for Taxes not yet delinquent or Taxes being contested in good faith by appropriate proceedings (as listed on Section 5.12(a) of the Seller's Disclosure Letter) and for which adequate reserves have been established in accordance with GAAP on the 2007 Financial Statements.

(d)         All Taxes required to be withheld, collected or deposited by or with respect to the Company or its Subsidiary have been timely withheld, collected or deposited, as the case may be, and to the extent required by applicable law, have been paid to the relevant Governmental Body within the time and manner prescribed by the Requirement of Law, and the Company and its Subsidiary have (or the Seller with respect to the Company and its Subsidiary has) complied with all reporting, record keeping and other administrative requirements imposed by a Requirement of Law with respect thereto.

(e)         Neither the Company nor its Subsidiary is responsible for any material Taxes of any other Person and is not a party to, is not bound by and has no obligation under any Tax sharing, Tax allocation or Tax indemnity agreement or similar contract or arrangement, other than any amounts that are due under a Seller Significant Contract to the extent (i) the primary purpose of such agreement does not relate to Tax matters or an indemnity, sharing, or allocation of Tax liability and (ii) the liability for Taxes under any such Significant Contract is not material or such contract will be terminated as of the Closing Date.

(f)         Except as required by law, since December 31, 2006, the Company and its Subsidiary have not and have not had on their behalf (or the Seller with respect to the business, property or operations of the Company and its Subsidiary has not): (A) made or changed any material election concerning any Taxes, (B) filed any amended Tax Return, (C) settled any material Tax claim or assessment, (D) received or filed a request for a ruling relating to Taxes issued by a Governmental Authority or entered into any agreement with a Governmental Authority relating to Taxes, or (E) surrendered any right to claim a refund of any Taxes, to the extent that any such action could affect the Taxes of the Purchasers, Purchaser's Affiliates or the Company or its Subsidiary for any period after the Closing Date.

(g)         Each of the Company and its Subsidiary is currently and has at all times since formation been treated as an entity that is disregarded as a separate entity from its member pursuant to Treasury Regulation Section 301.7701-3.

(h)         The Company and its Subsidiary have not and the Seller with respect to the Company and its Subsidiary has not participated, within the meaning of Treasury Regulation Section 1.6011-4(c), or been a "material advisor" or "promoter" (as those terms are or have been defined in Sections 6111 and 6112 of the Code) in: (i) any "reportable transaction" within the meaning of Sections 6011, 6662A, and 6707A of the Code; (ii) any "confidential corporate tax shelter" within the meaning of Section 6111 of the Code; or (iii) any "potentially abusive tax shelter" within the meaning of Section 6112 of the Code.

(i)         None of the Company, its Subsidiary, and the Seller with respect to the Company has (i) entered into any closing agreements, or other contracts or agreements relating to Taxes with a Governmental Body, (ii) granted any Person a power of attorney with respect to Tax matters, or (iii) has received a ruling or similar legal determination from a Governmental Body with respect to Taxes, in each case, that will be binding on the Company, its Subsidiary or the Purchaser after the Closing Date.

(j)         Section 5.12(j) of the Seller's Disclosure Letter lists all of the jurisdictions in which the Company, its Subsidiary (or the Seller with respect to the Company) is required to pay Taxes.

Section 5.13     No Violation, Litigation or Regulatory Action.  Except as set forth in Section 5.13 of the Seller's Disclosure Letter, each of the Company and its Subsidiary (a) is in compliance in all material respects with all applicable Requirements of Law; and (b) is in compliance in all material respects with all rules, regulations and policies relating to consumer protection or the products and services sold by the Company to its small commercial customers and is in compliance in all material respects with all requirements relating to notices or disclaimers thereunder.  Except as set forth in Section 5.13 of the Seller's Disclosure Letter, since January 1, 2005, neither the Company nor its Subsidiary has received any notice from or been charged by any Governmental Body or other Person, regarding any violation of, or failure to comply with, any material Requirements of Law or threatening or intending to take action that would be materially adverse to the Company.

Section 5.14     Legal Proceedings; Orders.  Except as set forth in Section 5.14 of the Seller's Disclosure Letter, (i) there are no pending Legal Proceedings to which the Company or its Subsidiary is a party, or (ii) to the Knowledge of the Seller, no Governmental Body or other Person has threatened to commence any Legal Proceeding or investigations or reviews to which the Company or its Subsidiary is a party or was so threatened to become a party, in each case, that would have a Material Adverse Effect.  Except as disclosed on Section 5.14 of the Seller's Disclosure Letter, there is no order, writ, injunction, judgment or decree to which the Company or its Subsidiary, or any of the material assets owned or used by any of such Persons, is subject, other than orders that apply generally to participants in the industry in which the Company participates.

Section 5.15     Labor Matters.  Except as set forth in Section 5.15 of the Seller's Disclosure Letter, (a) neither the Company nor its Subsidiary is party to any collective bargaining agreements and (b) (i) there is no labor strike, slowdown, work stoppage or lockout actually pending or, to the Knowledge of the Seller, threatened with respect to the employees of the Company and (ii) the Company has not received written notice that any representation petition pertaining to any employee of the Company has been filed with the National Labor Relations Board.

Section 5.16     Employee Matters.

(a)         "Company Benefit Plan" shall mean each "employee benefit plan" as defined in Section 3(3) of ERISA, whether written or unwritten, regardless of whether such plan is subject to ERISA, and any other deferred compensation, bonus or other incentive compensation, stock purchase, stock option or other equity compensation plan, policy, program, practice, understanding or arrangement maintained, sponsored or contributed to by the Company or the Parent, for the benefit of current or former employees, officers or independent contractors of the Company or its Subsidiary, and each employment, retention, change in control, severance or termination pay agreement to which the Company or its Subsidiary is a party.  Section 5.16(a) of the Seller's Disclosure Letter sets forth a true and complete list of each material Company Benefit Plan.  For purposes of this Agreement, "ERISA" shall mean the Employee Retirement Income Security Act of 1974 and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time.

(b)         Neither the Company nor its Subsidiary sponsors, maintains or contributes to (i) any "employee pension benefit plan" (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the U.S. Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (the "Code") or (ii) any "multiemployer plan" as defined in Section 3(37) of ERISA.

(c)         Each Company Benefit Plan that is not a multiemployer plan and which is intended to be "qualified" within the meaning of section 401(a) of the Code has received a letter from the Internal Revenue Service that it is so qualified and that the trusts maintained thereunder are exempt from taxation under section 501(a) of the Code and to the Knowledge of the Seller no condition exists that would reasonably be expected to adversely affect such qualifications.

(d)         Except as set forth in Section 5.16(d) of the Seller's Disclosure Letter, no Company Benefit Plan that is not a multiemployer plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or its Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Requirements of Law, (ii) death benefits under any "pension plan," or (iii) benefits the full cost of which is borne by the current or former employee (or such employee's beneficiary).

(e)         There are no pending, threatened or anticipated claims by or on behalf of any Company Benefit Plan that is not a multiemployer plan, by any employee or beneficiary covered under any such Company Benefit Plan, or otherwise involving any such Company Benefit Plan (other than routine claims for benefits).

(f)         Except as disclosed in Section 5.16(f) of the Seller's Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or its Subsidiary to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment, vesting or funding, or increase the amount of compensation due any such employee or officer under any Company Benefit Plan or otherwise.  Except as disclosed in Section 5.16(f) of the Seller's Disclosure Letter, no payment that is owed or may become due to any current or former employee in connection with the transactions contemplated hereby will be non-deductible to the Company or subject to tax under Section 280G or Section 4999 of the Code.

(g)         All contributions or other amounts which the Company was required to make to the Company Benefit Plans on or prior to the Closing Date have been paid and all contributions or other amounts which the Company was required to accrue on or prior to the Closing Date have been accrued on the financial books and records of the Company in accordance with GAAP.

(h)         All of the Company Benefit Plans that are not multiemployer plans have been administered in all material respects in compliance with their terms and applicable Requirements of Law.

Section 5.17     Intellectual Property.

(a)         To the Knowledge of the Seller, the Company or its Subsidiary owns or has the right to use all Intellectual Property (as defined in this 0) used in the Business as currently conducted by the Company and its Subsidiary.  For purposes of this Agreement, "Intellectual Property" shall mean all:  (i) copyrightable works of authorship and copyrights, including, without limitation, software programs (whether in source code, object code or human readable form) and related documentation and registrations and applications for any of the foregoing; (ii) inventions and discoveries, whether or not patentable, patents, patent applications and industrial designs, including, without limitation, any provisionals, divisionals, continuations, continuations-in-part, renewals, reissues, extensions and reexaminations for any of the foregoing, as applicable; (iii) trademarks, service marks, trade names, Internet domain names and other similar designations of source or origin, together with the goodwill of the business symbolized by any of the foregoing and registrations and applications relating to any of the foregoing; and (iv) trade secrets and other confidential ideas, know-how, concepts, methods, processes, formulae, data, customer lists, mailing lists, business plans or other proprietary information that gives a competitive advantage.  To the Knowledge of Seller, all material Intellectual Property licensed by or on behalf of the Company or its Subsidiary is being used by or on behalf of the Company or its Subsidiary in material compliance with the applicable license agreement.

(b)         To the Knowledge of the Seller, with respect to any Intellectual Property owned by the Company or its Subsidiary ("Owned Intellectual Property"), all such Intellectual Property is owned exclusively by either the Company or its Subsidiary free and clear of any Encumbrances other than Permitted Encumbrances.  Section 5.17(b) of the Seller's Disclosure Letter sets forth all of the Company's and its Subsidiary's registrations or applications for registration for any material Owned Intellectual Property (as defined in this Section 5.17(b)) with any Governmental Body or domain name registrar.  Except as indicated on Section 5.17(b) of the Seller's Disclosure Letter as being abandoned, each such registration is, to the Knowledge of the Seller, valid and in full force and each such application is, in good standing.

(c)         There is no pending or, to the Knowledge of the Seller, threatened claim against the Company or its Subsidiary (i) alleging that the conduct of the Business by the Company or its Subsidiary, in any material respect, infringes upon, misappropriates or dilutes the Intellectual Property rights of any Person, or (ii) challenging the Company's or its Subsidiary's ownership or use of, or the validity, enforceability or registrability of, any Owned Intellectual Property that is material to the conduct of the Business.  To the Knowledge of the Seller, there are no judgments or settlements, currently in effect against the Company or its Subsidiary with respect to Intellectual Property, that materially adversely impact the Company's or its Subsidiary's ability to conduct the Business as currently conducted by the Company and its Subsidiary.

(d)         Except as indicated on Section 5.17(d) of the Seller's Disclosure Letter, (i) neither the Company nor its Subsidiary has brought or threatened to bring, within the two year period prior to the date hereof, a claim against any Person alleging infringement, misappropriation or dilution of any material Owned Intellectual Property and (ii) to the Knowledge of the Seller, no Person is currently infringing, misappropriating or diluting any material Owned Intellectual Property.

(e)           The Company and its Subsidiary use commercially reasonable efforts to protect the security and confidentiality of electronic transactions executed through their computer systems, of their material computer systems and their material confidential information and proprietary data.  To the extent that the Company or its Subsidiary has established security and privacy policies, the Company and its Subsidiary are in material compliance with their respective policies.  Neither the Company nor its Subsidiary has (i) to the Knowledge of the Seller, suffered a material security breach with respect to their data or systems, and (ii) notified or, to the Knowledge of the Seller, been required by law to notify consumers or employees of any material information security breach related to the personally identifiable information of such consumers or employees, in each of 5.17(e)(i) and (ii) within the twenty-four month period prior to the date hereof.

(f)         To the Knowledge of the Seller, the Company will, immediately following the Closing, own or have the right to use all material Intellectual Property which the Company owns or has the right to use immediately prior to the Closing.

Section 5.18     Environmental Matters.  Except for matters which would not have a Material Adverse Effect and except as set forth in Section 5.18 of the Seller's Disclosure Letter:  (a) the Company and its Subsidiary are in compliance with all applicable Environmental Laws (as defined in this Section 5.18), (b) the Company and its Subsidiary have not received any written communication, from a governmental authority, the Company or its Subsidiary or otherwise, that alleges non-compliance with Environmental Laws, (c) there is no Environmental Claim (as defined in this Section 5.18) pending or, to the Seller's Knowledge, threatened against the Company or its Subsidiary, and (d) the Company and its Subsidiary have not assumed by contract or, to the Seller's Knowledge, by operation of law any obligation or liability arising under Environmental Laws.  For purposes of this Agreement, (i) "Environmental Laws" shall mean all federal, interstate, state, provincial, local and foreign laws and regulations relating to pollution or protection of human health or the environment, including laws and regulations relating to emissions, discharges, releases or threatened releases, treatment, storage, disposal, or transport of Materials of Environmental Concern (as defined in this Section 5.18); (ii)  "Environmental Claim" shall mean any claim, action, cause of action, or written notice by any Person alleging potential liability arising out of, based on or resulting from (A) the presence, or release into the environment, of any Material of Environmental Concern at any location or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; and (iii) "Materials of Environmental Concern" means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, toxic mold, asbestos, asbestos containing materials, radon, polychlorinated biphenyls, urea formaldehyde, radioactive materials, lead or any other substance which is prohibited, limited or  regulated as hazardous or a pollutant or contaminant under any Environmental Law.

Section 5.19     Brokers.  No broker, finder or investment banker (other than Merrill Lynch & Co., Inc., all fees of which shall be paid by the Seller in connection with the transactions contemplated hereby) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its Subsidiary.

Section 5.20     Insurance Coverage.  Except as set forth in Section 5.20 of the Seller's Disclosure Letter, the insurance policies maintained by or for the benefit of the Company or its Subsidiary provide insurance in such amounts and against such risks as the management of the Seller reasonably has determined to be prudent in accordance with industry practices and as is required by Requirements of Law.  Except as would not have a Material Adverse Effect, (i) all such insurance policies are in full force and effect and (ii) neither the Company nor its Subsidiary is in default with respect to its obligations under any of such insurance policies.

Section 5.21     Governmental Authorizations.

(a)         Each of the Company and its Subsidiary is in compliance in all material respects with all Requirements of Law.

(b)          The Company has all required licenses and certifications from public utility commissions and has registered and is in good standing with all Regional Transmission Organizations and Independent System Operators with which is it required to register.  The Company and its Subsidiary have all Governmental Authorizations that are material and necessary to the conduct of the business of such Persons as presently conducted, and each such Governmental Authorization is in full force and effect.  None of the Seller, the Company or the Company's Subsidiary has received any communication as of the date hereof from any Governmental Body threatening to revoke any such Governmental Authorization.  All applications, reports, notices and other documents required to be filed by the Company or its Subsidiary with any Governmental Body have been timely filed and are complete and correct in all material respects as filed or as amended prior to the date hereof.

Section 5.22     Customers.

(a)         Section 5.22(a) of the Seller's Disclosure Letter sets forth a list, as of the date set forth in such schedule, of the 100 highest revenue producing customers of the Company based on invoices rendered during the twelve-month period ended December 31, 2007.  A copy of each such agreement (as amended) with each of the 25 highest revenue producing customers listed in Section 5.22(a) of the Seller's Disclosure Letter has been made available to the Purchaser.  To the Knowledge of Seller or the Company, none of the 25 highest revenue producing customers listed on Section 5.22(a) of the Seller's Disclosure Letter within the last twelve months of the date hereof has threatened to cancel or otherwise terminate the relationship of such Person with the Company other than in the ordinary course of negotiation.

Section 5.23     Risk Management Policy.  Attached as Section 5.23(i) to the Seller's Disclosure Letter is a true and correct copy of the Company's Risk Management Policy dated February 2008, including the Counterparty Credit Policy attached thereto (collectively, the "Risk Management Policy").  The Company is in compliance in all material respects with its Risk Management Policy.  The Company is within the risk parameters that are set forth in the Risk Management Policy, as such policy was in effect at the date of entry into any such transaction, including the exceptions allowed for in the Risk Management Policy in the ordinary course.  Attached as Section 5.23(ii) to the Seller's Disclosure Letter is a true and correct copy of the Exposure Management Committee Report (dated March 20, 2008).  Set forth in such Exposure Management Committee Report are all of the exceptions to the Company's Risk Management Policy granted or made during the period covered by such report.

Section 5.24     Due Diligence Data.

(a)         The documents attached to Section 5.24(a) of the Seller's Disclosure Letter providing data relating to the Company accurately reflected, as of the date of its preparation, in all material respects, to the extent it reflected historical data, the terms and data of the applicable underlying documents or facts.

(b)         Section 5.24(b)(i) of the Seller's Disclosure Letter sets forth, in connection with the channel partners identified on such schedule to whom the Company has advanced payments by way of loan, the amounts that the Company presently expects to pay in commissions to such channel partners based on existing contractual commitments of customers originated by each such channel partner. Section 5.24(b)(ii) of the Seller's Disclosure Letter sets forth, as of the date reflected on Section 5.24(b)(ii) of the Seller's Disclosure Letter, any amounts advanced to channel partners by way of prepayment of commissions.

(c)         With respect to the Company's variable priced products, the volume weighted average unit margin of products in backlog, net of commission as of December 31, 2007, is set forth in Section 5.24(c) of the Seller's Disclosure Letter.

Section 5.25     Power Purchase Contracts.  The terms of each Contract for the purchase of electric power or ancillary services and each transaction under each Master Supply Contract has been accurately recorded in the Company's systems and records in all material respects.

Section 5.26     Receivables Facility.  At or prior to the Closing, the Company (together with its Subsidiary, as applicable) is entitled to terminate the Receivables Purchase Agreement, dated as of October 3, 2007 by and among the Company's Subsidiary, as Seller, and the Company, as Initial Servicer, and the Conduit Purchasers party thereto and the Financial Institutions from time to time party thereto, as LC Participants, and PNC Bank, National Association, as Administrator and as LC Bank (the "RPA") and the other Transaction Documents (as such term is defined in the RPA) upon 30 days notice.  As of the date hereof, there is no "capital" (as such term is defined in the RPA) outstanding under the RPA.

Section 5.27     No Other Representations or Warranties.  Except for the representations and warranties contained in this Article V, as supplemented by the Seller's Disclosure Letter, neither the Seller nor any other Person acting on behalf of the Seller makes any representation or warranty, express or implied, regarding the Company or its Subsidiary.  In entering into this Agreement and acquiring the Membership Interests, the Company or its Subsidiary from the Seller, the Purchaser expressly acknowledges and agrees that it is not relying on any statement, representation or warranty, including, but not limited to, those which may be contained in any confidential information memorandum or similar materials containing information regarding the Seller, the Company or the Company's Subsidiary or any of their businesses or in any material provided to the Purchaser during the course of its due diligence investigation of the Seller, the Company or the Company's Subsidiary, other than those representations and warranties expressly set forth in this Agreement, as supplemented by the Seller's Disclosure Letter.

ARTICLE VI
COVENANTS

Section 6.01     Conduct of Business.

(a)         From the date hereof until the Closing (the "Pre-Closing Period"), except as required to effectuate the transactions contemplated by this Agreement or with the consent of the Purchaser (which consent shall not be unreasonably withheld), the Seller shall cause the Company and its Subsidiary to operate their businesses in the ordinary course of business in accordance with past practices, and the Seller shall use commercially reasonable efforts to preserve substantially intact the business organization of the Company and its Subsidiary, to keep available the services of their current officers and employees and to maintain their existing relationships and goodwill with customers, suppliers, contractors, distributors, creditors, licensors, licensees, lessors, lessees, employees and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Closing.  Additionally, during the Pre-Closing Period, the Seller shall cause the Company and its Subsidiary to not, except (i) as set forth on Section 6.01(a) of the Seller's Disclosure Letter or (ii) as required to effectuate the transactions contemplated by this Agreement, do any of the following, to the extent applicable, without the prior consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed):

(i)             grant to any employee any increase in compensation or benefits, except (A) for payment and establishment of bonuses and normal salary increases and payment of any performance-based incentives upon achievement of performance goals as in effect immediately prior to the date of this Agreement, (B) as may be required under Company Benefit Plans or Contracts in effect as of the date hereof or (C) as may be required by Requirements of Law;

(ii)             enter into or amend any employment, severance or similar agreement or adopt any new or amend any existing Company Benefit Plan, except as may be required by Requirements of Law or in connection with the hiring or promotion of any employee whose annual base salary does not exceed $100,000;

(iii)             hire any new officer or any employee whose annual base salary exceeds $100,000 unless such officer or employee is a replacement for an existing officer or employee or terminate any officer of the Company or its Subsidiary, unless such termination shall be for cause;

(iv)            make any material change in any method of accounting or accounting practice or policy other than in accordance with GAAP with respect to the Company or its Subsidiary;

(v)            change any credit practices or collection policies;

(vi)           amend its organizational documents, including any operating agreement, or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of the Company or its Subsidiary;

(vii)           purchase, redeem or otherwise acquire any of their Membership Interests, or any rights, warrants or options to acquire any Membership Interests, or make any distributions on the outstanding Membership Interests in the Company, whether payable in cash, Membership Interests, property or otherwise, other than for distributions to cover Taxes incurred by or with respect to income of the Company and its Subsidiary for the period commencing January 1, 2008, through the Closing Date, consistent with past practice (but only to the extent such payments would be included in the calculation of Closing Working Capital);

(viii)          authorize for issuance, issue, deliver, sell or agree to commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any of their Membership Interests, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire any such Membership Interests, voting securities or convertible securities or any other securities or any equity equivalents;

(ix)           acquire any capital stock or other equity interests of any business or any corporation, partnership, limited liability company, unincorporated organization, trust, joint venture, association or other business organization or division thereof, or acquire all or a substantial portion of the assets, of any such entity;

(x)             make or incur any capital expenditures in excess of $500,000 individually or $1,000,000 in the aggregate, or, in either case, enter into any binding commitment or contract to make such expenditures;

(xi)            waive or release any material right or claim, or settle or compromise any pending or threatened suit, action or claim relating to this Agreement and the transactions contemplated hereby;

(xii)           except for intercompany payments in the ordinary course of business made on or prior to the Financial Closing Date, pay, loan or advance any amount to, or sell, transfer or lease any of their assets to, or enter into any agreement or arrangement with the Seller or any of its Affiliates (other than the Company and its Subsidiary);

(xiii)           enter into or amend, modify, supplement, terminate, assign or waive any Seller Significant Contract or any Contract under which funds have been or would be advanced by the Company by way of a prepayment of commissions, or enter into any agreement that, if existing on the date of this Agreement, would be a Seller Significant Contract, except as required by Requirements of Law; provided that this clause (xiii) shall not (A) apply to Contracts of the type contemplated by Sections 5.11(d)(i), (f), (h) and (k) (but only to the extent that they relate to additional forward purchases by existing portfolio customers in the ordinary course of business consistent with past practice); or (B) prohibit the Company from entering into any Contract of the type contemplated by Section 5.11(i) so long as no monetary advances or prepaid fees are paid to the counterparty in connection therewith;

(xiv)          modify, amend, terminate or permit the lapse of, in any material manner, any lease of, operating agreement or other agreement relating to any real property material to the business of the Company and its Subsidiary (except for the lapse or termination of any lease or agreement in accordance with its terms in effect as of the date hereof);

(xv)           permit any of their assets to become subjected to any Encumbrance, other than Permitted Encumbrances, those Encumbrances disclosed in Section 5.09 of the Seller's Disclosure Letter, or those Encumbrances existing prior to the date of this Agreement that is removed at or prior to Closing or except as required by Requirements of Law;

(xvi)          sell, lease, license, mortgage or otherwise dispose of any of their properties or assets which are material, individually or in the aggregate, to the Company and its Subsidiary taken as a whole;

(xvii)         (A) incur or assume any liabilities, obligations or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness that would otherwise remain outstanding following the Closing; provided that the Company or its Subsidiary may incur, assume or guarantee any long-term indebtedness for the purchase of fixed assets in an amount not in excess of $100,000, or (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or its Subsidiary;

(xviii)        fail to comply, in any material respect, with the Risk Management Policy;

(xix)          (A) make or rescind any express or deemed election relating to Taxes other than as mandated by law, (B) make a request for a Tax ruling, enter into any agreement with a Governmental Body with respect to Tax matters or provide a power of attorney regarding Tax matters, (C) settle or compromise any Tax claim, controversy, audit, litigation, proceeding, case, suit, or other controversy relating to Taxes, to the extent the amount of such settlement is equal to or greater than $100,000, (D) file any amendments to any previously filed Tax Returns, or (E) except as mandated by law, change any of its methods of reporting income or deductions for Tax purposes from those employed in the preparation of the most recently filed Tax Return that has been previously delivered to the Purchaser on which such item of income or deduction was previously reported, in each case, to the extent the actions described in clauses (A) – (E) above could adversely affect the Company or the Purchaser (or any Affiliates thereof) in any material respect after the Closing Date;

(xx)           take any action that would result in the issuance of, or increase in the amount outstanding under, any Letters of Credit (defined in Section 6.11(a)) or Guarantees (defined in Section 6.11(b)), in an aggregate amount in excess of $1,000,000 other than in the ordinary course of business; or

(xxi)          commit or agree in writing or otherwise to do any act restricted by this Section 6.01(a).

(b)         Other than the right to consent or withhold consent with respect to the foregoing matters, nothing contained herein shall give the Purchaser any right to manage, control, direct or be involved in the management of the Company, its Subsidiary or their business operations prior to the Closing.

(c)         During the Pre-Closing Period, (A) each of the Seller and the Purchaser shall promptly notify the other in writing after learning of any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article VII impossible or unlikely; and (B) the Seller shall promptly notify the Purchaser in writing after learning of any event, condition, fact or circumstance that would cause any of the representations and warranties in Article V to be inaccurate or would have a Material Adverse Effect.  Without limiting the generality of the foregoing, each of the Seller and the Purchaser shall promptly advise the other in writing of any material Legal Proceeding or material claim threatened in writing, commenced or asserted against or with respect to any of the Company, the Company's Subsidiary, the Purchaser or the transactions contemplated herein.  No notification given to the Purchaser or the Seller pursuant to this Section 6.01(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Seller or the Purchaser, respectively, contained in this Agreement.

Section 6.02     Access and Investigation.  During the Pre-Closing Period, subject to applicable confidentiality protections and consistent with Requirements of Law, the Seller shall (and shall cause the Company and its Subsidiary to):  (a) provide the Purchaser and the Purchaser's representatives with reasonable access during normal business hours, upon reasonable notice to the General Counsel of the Seller (which, unless contrary notice is provided to the Purchaser, shall be deemed to be the General Counsel of Parent), to the Company's and its

Subsidiary's assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company and its Subsidiary, whether held by the Company, its Subsidiary, the Seller or the Parent; and (b) provide or make available to the Purchaser and the Purchaser's representatives such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Company and its Subsidiary, whether held by the Company, its Subsidiary, the Seller or the Parent, as the Purchaser may reasonably request.  In addition, during the Pre-Closing Period, subject to applicable confidentiality protections and consistent with Requirements of Law, the Seller shall (and shall cause the Company and its Subsidiary to) assist Purchaser in gaining a greater understanding of its operations to facilitate a transition to integrated management with the Purchaser's operations post Closing, including by providing (w) ongoing updates with respect to the Company's commodity positions from and after January 1, 2008 as a result of putting in place incremental retail and wholesale Contracts; (x) reasonable access to the Company's supply personnel, operational data and pricing models; (y) risk reports, prepared on a daily and monthly basis, showing the Company's net open position and daily profit and loss change; and (z) monthly financial statements prepared on a basis consistent with the Company's historical practices.  Without limiting the generality of any of the foregoing, during the Pre-Closing Period and subject to applicable confidentiality protections and consistent with Requirements of Law, the Seller and the Purchaser shall promptly provide the other party with copies of any notice, report or other document filed with or sent to any Governmental Body on behalf of the Seller or the Purchaser, as applicable, in connection with the transactions contemplated herein.  The foregoing shall not require the Seller to permit any inspection, or to disclose any information, that could reasonably be expected to result in (i) the disclosure of any trade secrets of third parties or the violation of any obligations of the Seller, the Company or the Company's Subsidiary with respect to confidentiality if the Seller shall have used reasonable efforts to obtain the consent of such third party to such inspection or disclosure; (ii) the waiver of any applicable attorney-client or work product privilege so long as the Seller has taken reasonable steps to permit inspection of or to disclose information described in this clause (ii) on a basis that does not compromise the Seller's, the Company's or the Company's Subsidiary's privilege with respect thereto; or (iii) the violation of any applicable Requirements of Law.  The parties shall seek in good faith appropriate substitute disclosure arrangements under circumstances in which the immediately preceding sentence applies.  No investigation by the Purchaser shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Seller contained in this Agreement.

Section 6.03     No Solicitation.  None of the Seller, the Company or the Company's Subsidiary will, and each will ensure that its respective representatives do not, directly or indirectly, solicit, initiate, encourage (including by way of furnishing information or assistance) or take any other action to facilitate, any submission of inquiries, proposals or offers from any Person (other than the Purchaser or its representatives) relating to, and will not participate in (other than with the Purchaser or its representatives) any negotiations regarding, or furnish to any Person (other than the Purchaser or its representatives) any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt with respect to any sale, disposition, lease or other transfer, directly or indirectly, of the Company or its Subsidiary (except (i) for the transactions contemplated by this Agreement and (ii) with respect to routine sales of assets in the ordinary course of business consistent with past practice) (an "Acquisition Transaction").  If any such inquiries, proposals or offers for an Acquisition Transaction are received by the Seller, the Seller shall promptly inform the Purchaser in writing of all relevant details with respect to the foregoing.

Section 6.04     Confidentiality; Disclosure.

(a)         The parties hereto acknowledge that the Purchaser and the Parent have previously entered into a confidentiality agreement, dated as of November 30, 2007, as amended (the "Confidentiality Agreement"), which shall continue in full force and effect in accordance with its terms.

(b)         After the date hereof, neither the Seller, the Parent nor the Company shall, and, until Closing, the Seller shall not permit the Company nor its Subsidiary to terminate, amend, modify or waive any provision of any confidentiality or standstill agreement in respect of the Company and its Subsidiary to which it is a party.  After the date hereof, the Parent and the Company, jointly and severally, shall enforce to the fullest extent permitted under applicable law, the provisions of any such agreement, including without limitation, by taking reasonable steps to enforce specifically the terms and provisions thereof in any court having jurisdiction.  Immediately following the date of execution of this Agreement, the Parent shall request that any Person in receipt of confidential information shall either (i) promptly redeliver to the Parent all such confidential information (including but not limited to written and computer files) and any other material containing or reflecting, or generated from, any information in such confidential information (whether prepared by such Person, its representatives or otherwise) or (ii) destroy all such confidential information (including but not limited to written and computer files) and any other material containing or reflecting, or generated from, any information in such confidential information (whether prepared by such Person, its representatives or otherwise) and certify in writing to the Parent by an authorized officer of such Person supervising such destruction as to such destruction, in each case, to the extent provided for in the confidentiality or standstill agreement.

Section 6.05     Expenses.  All fees and expenses incurred in connection with this Agreement and the transactions contemplated herein shall be paid (or caused to be paid) by the party incurring such expenses, whether or not such transactions are consummated.

Section 6.06     Regulatory Approvals and Related Matters.

(a)         In addition to and without limitation on the other provisions of this Section 6.06, each party shall use reasonable best efforts to prepare and file, as promptly as practicable after the date of this Agreement, all necessary notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the transactions contemplated herein.  Without limiting the generality of the foregoing, the parties shall, as promptly as practicable after the date of this Agreement:

(i)           prepare and file the notifications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"),

and any other Antitrust Laws (as defined in this Section 6.06(a)).  The parties shall use reasonable best efforts to respond as promptly as practicable to:  (i) any inquiries or requests (including any "second request" for information) received from the Federal Trade Commission or the U.S. Department of Justice ("FTC/DOJ"), or any other Governmental Body for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general or other Governmental Body in connection with antitrust or related matters.  For purposes of this Agreement, "Antitrust Law" shall mean the HSR Act and any other Requirements of Law that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade;

(ii)            prepare and file an application for the approval by the Federal Energy Regulatory Commission under Section 203 of the Federal Power Act (the "FERC Approval");

(iii)            prepare and file a joint voluntary notice in respect of the transactions contemplated hereby under Exon-Florio; and

(iv)            prepare and file applications for all other regulatory approvals listed on Section 6.06(a) of the Seller's Disclosure Letter.

(b)         The parties each shall promptly supply each other with any information that may be required in order to effectuate any filings or applications pursuant to Section 6.06(a).  Except where prohibited by applicable Requirements of Law, and subject to the Confidentiality Agreement, each party shall consult with the other parties prior to taking a position with respect to any such filing, shall permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Body by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated herein, coordinate with the other parties in preparing and exchanging such information and promptly provide the other parties (and their counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Body in connection with this Agreement or the transactions contemplated herein; provided that with respect to any such filing, presentation or submission, each party need not supply the other parties (or their counsel) with copies (or, in case of oral presentations, a summary) to the extent that any Requirements of Law applicable to such party requires such party or its Affiliates to restrict or prohibit access to any such properties or information or to the extent required by any existing confidentiality or non-disclosure agreement.  None of the parties shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Body in respect of any such filings, investigation or other inquiry without previously informing each other party of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate.

(c)         Each party will inform the other parties promptly upon the receipt of:  (x) any comments from any officials of any Governmental Body in connection with any filings made pursuant hereto, and (y) any request by any officials of any Governmental Body for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any applicable Requirements of Law.  Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 6.06(a), each party will promptly inform the other parties of such occurrence and cooperate in filing with the applicable Governmental Body such amendment or supplement.

(d)         Each party shall use reasonable best efforts to take, or cause to be taken, all appropriate actions, do or cause to be done all things necessary, proper or advisable, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement, to satisfy the conditions to Closing and to consummate and make effective the transactions contemplated herein and, without limiting the generality of the foregoing, each party:  (i) shall prepare and make all filings (if any) and give all notices (if any) required to be made, pre- or post- Closing, whether triggered by actions of the Purchaser or otherwise, and given by such party in connection with the transactions contemplated herein; and (ii) shall use reasonable best efforts to obtain each consent, clearance or approval (if any) required to be obtained (pursuant to any applicable Requirements of Law or Contract, or otherwise) by such party in connection with the transactions contemplated herein, including, but not limited to:  (A) entering into negotiations with any applicable Governmental Body; (B) providing information required by law or governmental regulation; and (C) substantially complying with any "second request" or other requests for information pursuant to Antitrust Law.

(e)         The Purchaser and Seller shall cooperate with each other and use their respective reasonable best efforts or cause their respective Affiliates to use reasonable best efforts, with the other's cooperation, to negotiate and obtain all waivers, permits, consents or sublicenses from any Person (other than from a Governmental Body) and provide any notices necessary or appropriate to consummate the transactions contemplated herein (each, a "Third Party Consent").  If the parties are unable to obtain any such Third Party Consent prior to the Closing, the Seller and the Purchaser shall continue to use their reasonable best efforts and cause their respective Affiliates to use their respective reasonable best efforts in cooperation with the other party (i) to obtain such Third Party Consent or (ii) cooperate in any arrangement acceptable to the Purchaser that is reasonable, lawful and designed to provide such benefits to the Purchaser (including, but not limited to the acquisition of a commercially reasonable substitute contract for any Contract that has not been transferred with or to the Company).  Following the Closing, the costs of obtaining any Third Party Consents that the parties were unable to obtain prior to the Closing will be equally split between the Seller and the Purchaser.

(f)         Notwithstanding anything to the contrary contained in this Section 6.06 or elsewhere in this Agreement, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, the parties shall use their reasonable best efforts to:  (i) contest, resist or resolve any such proceeding or action; and (ii) to have vacated, lifted, reversed or overturned any injunction resulting from such proceeding or action;  provided, however, that neither party shall be required to enter into any divestiture agreement to comply with its obligations hereunder, to the extent that any divestiture is reasonably likely to have a Material Adverse Effect on the Business or a material adverse effect on the business of the Purchaser and its Affiliates.

Section 6.07     Registered Agent.  The Purchaser has appointed CT Corporation System as its registered agent for service of process on such Person in the State of Delaware.

Section 6.08     Employees.

(a)         No later than the tenth business day prior to the Closing (as estimated in good faith by the Purchaser), the Purchaser shall identify in writing to the Seller which of the Company employees listed on Section 6.08(a) of the Seller's Disclosure Letter (the "Senior Employees") it does not wish to employ following Closing (the Senior Employees so identified, the "Terminating Employees").  In addition, no later than the tenth business day prior to the Closing (as estimated in good faith by the Purchaser), the Purchaser shall identify in writing to the Seller which of the Senior Employees it wishes to employ for a limited transition period (up to 180-days) immediately following Closing (the Senior Employees so identified, the "Transition Employees" and, together with the Terminating Employees, the "Specified Employees").

(b)         Effective immediately prior to the Closing, the Seller shall cause the Company to terminate the employment by the Company of each Terminating Employee.  In connection therewith, the Seller shall cause the Company to pay to each such Terminating  Employee all amounts due to such Terminating Employee pursuant to any change in control or employment agreements between the Company and the Terminating Employee and any Company Benefit Plan in which the Terminating Employee participates (including all amounts that have become due or will become due under any such Company Benefit Plan as a result of the pending Closing) ("Terminating Employee Payments") and shall use its reasonable best efforts, and shall cause the Company to use its reasonable best efforts, to obtain (but without having to pay any increased consideration) a full and final release of any and all current and future claims of each such Terminating Employee against the Company or any of its Affiliates (a "Release") in a form reasonably acceptable to the Purchaser.  Effective no later than 180 days following the Closing, the Purchaser shall cause the Company to terminate the employment by the Company of each Transition Employee and the Purchaser shall notify the Seller in writing when such terminations occur.  In connection therewith, the Purchaser shall cause the Company to pay to each such Transition Employee all amounts due to such Transition Employee pursuant to any change in control or employment agreements between the Company and the Transition Employee as in effect immediately prior to the Closing and any Company Benefit Plan in which the Transition Employee participates immediately prior to Closing that have not otherwise been paid at Closing pursuant to Section 6.08(e) of this Agreement ("Transition Employee Payments" and, together with the Terminating Employee Payments, the "Termination Payments") and shall use its reasonable best efforts, and shall cause the Company to use its reasonable best efforts, to obtain (but without having to pay any increased consideration) a Release from each such Transition Employee in a form reasonably acceptable to the Seller.

(c)         Immediately following Closing, each Employee (other than the Specified Employees) (the "Continuing Employees") shall continue to be employed by the Company.

Each Continuing Employee shall be given credit for all purposes for such person's service with the Company (or any other employer to the extent credited by the Company) to the same extent recognized under the Company Benefit Plans prior to the Closing Date for all purposes under any employee benefit plans, programs, policies or arrangements maintained by the Purchaser or its affiliates ("Purchaser Benefit Plans") in which Continuing Employees participate following the Closing Date, except to the extent that giving such service credit would result in the duplication of benefits for the same period.  The Purchaser shall, and shall cause its Affiliates to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods and service requirements with respect to participation and coverage requirements applicable to the Continuing Employees under any Purchaser Benefit Plan, other than limitations, waiting periods or service requirements that are already in effect with respect to such persons and that have not been satisfied as of the Closing under any Company Benefit Plan immediately prior to the Closing and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Closing for the calendar year in which the Closing occurs in satisfying any applicable deductible or out-of-pocket requirements under any analogous Purchaser Benefit Plan.

(d)         Notwithstanding anything to the contrary in this Agreement, the Purchaser shall or shall cause the Company to provide each Continuing Employee (other than Senior Employees) whose employment terminates in a manner entitling such Continuing Employee to severance benefits during the two year period following the Closing with severance benefits at levels comparable to the terms of the Company's severance plan applicable to such Continuing Employee immediately prior to the Closing.

(e)         Effective immediately preceding the Closing, (i) the Seller shall cause the Company to terminate all of the Company Benefit Plans sponsored by the Company, other than (A) the Company Benefit Plans listed on Section 6.08(e)(i) of the Seller's Disclosure Letter, and (B) unless otherwise agreed to by the applicable Senior Employee, any change in control or employment agreements between the Company and any of the Transition Employees or Continuing Employees (together with the plans listed on Section 6.08(e)(i) of the Seller's Disclosure Letter, the "Continuing Plans"), and (ii) the Seller shall, or shall cause the Company to accelerate the vesting of any outstanding awards or benefits under the Company Benefit Plans (or portions thereof) listed on Section 6.08(e)(ii) of the Seller's Disclosure Letter (the "Accelerated Plans").  Immediately prior to Closing, the Seller or its Affiliates shall, or shall cause the Company, to pay all accelerated amounts and any other amounts then otherwise payable under the Accelerated Plans (including all amounts that have become due or will become due thereunder as a result of the Closing disregarding any Specified Employee's termination of employment prior to the Closing in accordance with the provisions of Section 6.08(a)) ("Company Plan Payments") to the extent such payment does not result in an accelerated or additional tax under Section 409A of the Internal Revenue Code.  To the extent any Company Plan Payment is not paid immediately prior to the Closing, the Purchaser shall cause the Company to pay any such payments in accordance with the terms of the applicable Company Benefit Plan (without regard to any forfeiture provisions contained in the applicable Company Benefit Plan).

(f)         The Purchaser agrees to cause the Company to assume and honor the obligations under the Parent Nonqualified Deferred Compensation Plan with respect to any Senior Employee who continues employment with the Company as of Closing pursuant to the terms set forth in such plan and any existing election made by the Senior Employee in accordance with the plan (including, without limitation, existing elections relating to compensation earned after the Closing).  The Purchaser shall indemnify, defend and hold harmless the Seller and its Affiliates from and against, and pay or reimburse the Seller and its Affiliates for, any and all Losses relating to or arising from any failure by the Company to honor its obligations set forth in this Section 6.08(f) of the Agreement.  Notwithstanding anything to the contrary, nothing contained herein shall obligate the Purchaser or the Company to provide the Continuing Employees or the Transition Employees the opportunity to make additional deferral elections after the Closing.

(g)         Prior to Closing, the Seller or its Affiliates (other than the Company's Subsidiary) shall contribute to the Company funds in an amount equal to the sum of (i) the aggregate amount of all Company Plan Payments and all Termination Payments (without duplication), (ii) the amount accrued as of the Closing Date on the financial statements of the Company in respect of the Parent Nonqualified Deferred Compensation Plan, (iii) except as set forth in Section 6.08(g) of the Seller's Disclosure Letter, amounts accrued, payable or that will become payable as a result of the transactions contemplated by this Agreement under any Company Benefit Plan that relates to bonuses, incentive compensation or deferred compensation (other than any Continuing Plan and without duplication of amounts to be contributed under Subsections (i) and (ii) above) and (iv) amounts payable by the Company, if any, pursuant to Section 6.01(a)(i) of the Seller's Disclosure Letter (collectively, the "Contributed Funds"), in each case regardless of whether such payments are to be made prior to or following Closing; provided, however, that contributions in respect of amounts payable after Closing shall be made on an after-tax basis and, provided further, that contributions in respect of Transition Employees shall not exceed amounts that would have been contributed had such employee been designated as a Terminating Employee.

(h)         Except as provided in Section 6.08(a) with respect to Transition Employees, for a period of two years following the Closing Date, neither the Purchaser, the Company, nor any of their respective Affiliates shall employ any of the Specified Employees unless (i) the Purchaser or one of its Affiliates notifies the Seller when it intends to employ any Specified Employee and (ii) the Purchaser or one of its Affiliates reimburses the Seller for any Termination Payments contributed to the Company by the Seller in respect of such Specified Employee that would not have been paid to such Specified Employee absent the employee's identification as a Specified Employee.  The Seller shall be responsible for providing or discharging any and all notifications, benefits and liabilities to employees and governmental authorities required by the Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable state or local law requiring notice to employees in the event of a closing or layoff (the "WARN Act") before the Closing.

(i)         With effect from the Closing, the Seller shall indemnify, defend and hold harmless the Purchaser and its Affiliates (including the Company) from and against, and pay or reimburse the Purchaser and such Affiliates for, any and all Losses as incurred (including Losses incurred indirectly by the Purchaser and such Affiliates resulting from the failure of the Seller or its Affiliates to contribute all or any of the Contributed Funds to the Company as required by this Agreement) relating to or arising from any Company Benefit Plan pursuant to which a Termination Payment or a Company Plan Payment was required, to the extent that there are not Contributed Funds (as increased to reflect any tax benefits to be received by the Purchaser) made available at the Closing to satisfy the obligations relating to such Losses.  In addition, the Seller shall indemnify, defend, and hold harmless the Purchaser and its Affiliates (including the Company) from and against, and pay or reimburse the Purchaser and such Affiliates for, any and all Losses as incurred relating to or arising from claims set forth on Section 6.08(i) of the Seller's Disclosure Letter.

(j)         With effect from the Closing, the Purchaser shall indemnify, defend and hold harmless the Seller and its Affiliates from and against, and pay or reimburse the Seller and its Affiliates for, any and all Losses as incurred relating to or arising from the failure of the Purchaser to cause the Company to use the Contributed Funds (as increased to reflect any tax benefits to be received by the Purchaser) to satisfy the Company's obligations under any Company Benefit Plan pursuant to which a Termination Payment or a Company Plan Payment was required or relating to or arising from any failure by the Company to honor its obligations under the Continuing Plans.

(k)         Nothing contained in this Agreement shall give any third Person any right to enforce the provisions of this Section 6.08 or be construed as an amendment of any employee benefit plan.

Section 6.09     Termination of Certain Agreements

.  Except as set forth on Section 6.09 of the Seller's Disclosure Letter or in Section 6.08(e) of this Agreement, all agreements between the Seller or any Affiliate of the Seller (other than the Company and its Subsidiary), on the one hand, and the Company or the Subsidiary, on the other hand, shall be terminated as of the Closing, and all obligations and liabilities thereunder shall be satisfied on the Closing in accordance with the terms of such agreements, other than any agreements relating to the indemnification of current directors, managers, members and/or officers of the Company or its Subsidiary; provided that the Company shall not pay amounts in excess of $100,000 in the aggregate in connection with the termination of such agreements and shall not write off any material assets in connection with the terms of such agreements.

Section 6.10     Risk Management.

(a)         During the Pre-Closing Period, the Company will in all material respects continue to follow the Risk Management Policy in respect of Seller Significant Contracts and any new Seller Significant Contracts entered into after the date hereof.  In addition, the Company shall use its reasonable efforts to keep the Purchaser apprised regarding material developments with respect to a Seller Significant Contract that is subject to the Risk Management Policy and generally in respect of significant activities subject to the Risk Management Policy; provided, however, that notwithstanding anything contained herein to the contrary, the Purchaser shall not be entitled to direct or manage any decisions or activities of the Company.

(b)         During the Pre-Closing Period, the Company and its Subsidiary will use commercially reasonable efforts to maintain in effect insurance policies for the benefit of the Company and its Subsidiary consistent with those in effect on the date hereof; provided that the Company and the Seller shall use their commercially reasonable efforts in renewing any such policies to do so on terms that will result in the Company receiving a reimbursement of its premium attributable to any post-Closing period following the termination of such policy.

Section 6.11     Release of Letters of Credit and Guarantees.

(a)         Prior to the Closing, the Purchaser shall obtain and deliver to the beneficiary of each Letter of Credit (as defined in this Section 6.11(a)) listed on Section 6.11(a) of the Seller's Disclosure Letter (as amended in accordance with Section 6.11(c) below) a substitute letter of credit or other form of security acceptable to the beneficiary to replace in all respects such Letter of Credit, with each substitute letter of credit (or other security) having a face amount of at least the remaining amount under the Letter of Credit that it is intended to replace.  Prior to the Closing, and subject to the terms set forth in Section 6.11(d), the Purchaser shall use its commercially reasonable efforts to obtain from the beneficiary of each Letter of Credit listed on Section 6.11(a) of the Seller's Disclosure Letter and deliver to the Seller a full and unconditional release of all of the obligations of the Seller and its applicable Affiliates (other than the Company or its Subsidiary) with respect to such Letter of Credit (which release shall be reasonably acceptable to the Seller and may take the form of a return to the Seller of each such Letter of Credit marked cancelled).  In the event the Purchaser has not, as of the Closing, obtained and delivered releases with respect to each of the Letters of Credit listed on Section 6.11(a) of the Seller's Disclosure Letter in accordance with the preceding sentence, (1) the Purchaser shall, subject to the terms set forth in Section 6.11(d), use commercially reasonable efforts to do so following the Closing and shall indemnify and hold harmless each of the Seller and its Affiliates (other than the Company and its Subsidiary) from and against any and all Losses incurred by the Seller or any of its Affiliates arising out of or relating to such Letter(s) of Credit; (2) the Purchaser shall not permit any of the Company or its Subsidiary or their Affiliates to (x) renew or extend the term of, (y) increase the obligations under, or (z) transfer to another third party, any written or oral contract, loan, agreement, commitment, franchise, indenture, lease, purchase order, license, other binding understanding or arrangement or other obligation for which the Seller or any of its Affiliates is or would reasonably be expected to be liable under such Letters of Credit; and (3) Purchaser shall pay the Seller, quarterly, a fee, consistent with current practice, of 0.475% of the principal amount of the Letters of Credit outstanding from time to time.  Nothing contained herein shall require the Seller to renew any Letter of Credit following the Closing whether pursuant to an evergreen provision or otherwise. For the purposes of this Agreement, "Letters of Credit" shall mean, collectively, all letters of credit issued in connection with the Business for which the Seller or any of its Affiliates (other than the Company and its Subsidiary) is an applicant.  The Letters of Credit, to the extent existing as of the date hereof, are set forth in Section 6.11(a) of the Seller's Disclosure Letter.

(b)         Prior to the Closing, the Purchaser shall obtain and deliver to each beneficiary of a Guarantee (as defined in this Section 6.11(b)) listed on Section 6.11(b) of the Seller's Disclosure Letter a substitute guarantee or other form of security acceptable to the beneficiary to replace in all respects such Guarantee (provided that the Purchaser shall not be required to issue (or have issued on its behalf) any performance guarantees), with each substitute guarantee (or other security) having terms and conditions substantially similar to those contained in the Guarantee that it is intended to replace.  Prior to the Closing, and subject to the terms set forth in Section 6.11(d), the Purchaser shall use its commercially reasonable efforts to obtain from the beneficiary of each Guarantee listed on Section 6.11(b) of the Seller's Disclosure Letter and deliver to the Seller a full and unconditional release of all of the obligations of the Seller and its applicable Affiliates (other than the Company or its Subsidiary) with respect to such Guarantee (which release shall be reasonably acceptable to the Seller).  In the event the Purchaser has not, as of the Closing, delivered releases with respect to each of the Guarantees listed on Section 6.11(b) of the Seller's Disclosure Letter in accordance with the preceding sentence, (1) the Purchaser shall, subject to the terms set forth in Section 6.11(d), use commercially reasonable efforts to do so following the Closing and, in any event, shall indemnify and hold harmless each of the Seller and its Affiliates  (other than the Company or its Subsidiary) from and against any and all Losses incurred by the Seller or any of its Affiliates arising out of or relating to such Guarantees, (2) the Purchaser shall not permit any of the Company or its Subsidiary or their Affiliates to (x) renew or extend the term of, (y) increase the obligations under, or (z) transfer to another third party, any written or oral contract, loan, agreement, commitment, franchise, indenture, lease, purchase order, license, other binding understanding or arrangement or other obligation for which the Seller or any of its Affiliates is or would reasonably be expected to be liable under such Guarantees, and (3) Purchaser shall pay the Seller, quarterly, a fee, consistent with current practice, of 0.10% of the amount of the obligations guaranteed.  To the extent that the Seller or any of its Affiliates has performance obligations under any Guarantee, the Purchaser shall use its commercially reasonable efforts to (i) perform such obligations on behalf of the Seller or its Affiliates if practicable, or (ii) otherwise take such action as reasonably requested by the Seller so as to put the Seller or its Affiliates in the same position as if the Purchaser, and not the Seller or such Affiliates, had performed or was performing such obligations.  For the purposes of this Agreement, "Guarantees" shall mean, collectively, those indemnities, performance bonds, surety bonds, performance guaranties, other guaranty obligations, keepwells, net worth maintenance agreements, reimbursement obligations, letters of comfort and other similar arrangements to which the Seller or any of its Affiliates (other than the Company and its Subsidiary) is a party or by which any of them are bound in favor of, or for the benefit of, any of the Company or its Subsidiary or the Business (other than the Letters of Credit).  All Guarantees, to the extent existing as of the date hereof, are set forth in Section 6.11(b) of the Seller's Disclosure Letter.

(c)         The Seller agrees that, with respect to Sections 6.11(a) and 6.11(b) of the Seller's Disclosure Letter, the Seller shall have the continuing obligation until the Closing to supplement or amend promptly such sections of the Seller's Disclosure Letter with respect to any Letters of Credit or Guarantees, as the case may be, which, if existing at the date of this Agreement, would have been required to be set forth in Section 6.11(a) or 6.11(b), respectively, and to provide such supplements or amendments to the Purchaser once per week.

(d)         Notwithstanding anything contained in this Agreement (including this Section 6.11) to the contrary, in no event shall the Purchaser be required to cause the Company or any Subsidiary thereof to amend, modify or supplement the terms and conditions set forth in any written or oral contract, agreement, commitment, franchise, indenture, lease, purchase order, license or other binding understanding or arrangement that relates to any Letter of Credit or any Guarantee.  Except as expressly set forth in this Agreement, and notwithstanding anything contained in this Agreement (including this Section 6.11) to the contrary, none of the Purchaser, the Seller, the Company or any of their respective Affiliates shall be obligated to make any payments or otherwise pay any consideration to any third party to obtain any applicable consent, waiver or approval.

Section 6.12     Allocation of Consideration.

(a)         Within 45 business days after the Closing Date, the Purchaser shall propose to the Seller an allocation of the Purchase Price, including liabilities of the Company required to be taken into account for United States federal income tax purposes (together, the "Consideration"), among the assets of the Company pursuant to Section 1060 of the Code (the "Preliminary Allocation").  Within 20 business days following the receipt of the Preliminary Allocation, the Seller shall provide to the Purchaser either (i) a written notice evidencing the Purchaser's consent to the Preliminary Allocation or (ii) a written notice objecting to the Preliminary Allocation, such notice to contain an explanation of the reasons for the Seller's objections.  Within 5 business days following receipt of the Seller's objections, if any, to the Preliminary Allocation (the "Allocation Resolution Period"), the Seller and the Purchaser shall negotiate in good faith to resolve any differences regarding the Preliminary Allocation (as so resolved, the "Final Allocation") for a period of 30 days after the receipt of the Seller's objections.

(b)         If the Seller and the Purchaser are unable to resolve any differences with regard to the allocation of the Consideration with the Allocation Resolution Period, then any disputed matters shall be finally and conclusively determined in accordance with Section 1060 of the Code by an independent nationally-recognized accounting firm (the "Independent Accounting Firm") chosen by the Seller and the Purchaser.  Promptly, but not later than 15 business days after its acceptance of appointment hereunder, the Independent Accounting Firm shall determine only those matters in dispute and shall render a written report as to the disputed matters and the resulting allocation of the Consideration, and such report of the Independent Accounting Firm shall be final, conclusive and binding upon the Seller and the Purchaser and deemed to be the Final Allocation.  The Independent Accounting Firm's fees and expenses incurred pursuant to this Section 6.12(b) shall be borne equally by the Seller and the Purchaser.

(c)         The Purchaser and the Company shall (A) be bound by the Final Allocation for all income Tax purposes, (B) timely file all forms and Tax Returns required to be filed in connection with the Final Allocation (including IRS Form 8594 and any other forms or reports required to be filed pursuant to Section 1060 of the Code or any comparable Requirements of Law (the "Section 1060 Forms")), (C) prepare and file all Section 1060 Forms and Tax Returns in a manner consistent with the Final Allocation and (D) take no position inconsistent with the Final Allocation in any Section 1060 Form or Tax Return, any audit or examination by, or any proceeding before, any taxing authority or otherwise.

Section 6.13     Repayment of Certain Indebtedness and Related Letters of Credit.  On or before Closing, the Seller shall cause the Revolver Facility (as defined in this Section 6.13(a)) to be repaid, satisfied and discharged in full and any and all security interests related thereto to be released.  With regard to the Receivables Facility (as defined in this Section 6.13(a)), the Seller shall use its reasonable best efforts to have the Company coordinate with its lenders to obtain a waiver of the 30 day advance notice provision therein and, thereby, facilitate a satisfaction and discharge of such Receivables Facility immediately prior to the Closing.  If the Company is able to obtain the cooperation of its lenders, the Seller shall cause the Receivables Facility to be repaid, satisfied and discharged in full and any and all security interests related thereto to be released as of, or immediately prior to, the Closing.   If the Company is not able to obtain the cooperation of its lenders, the Seller shall cause the Company to have delivered to its lenders an irrevocable notice of termination of the Receivables Facility immediately prior to Closing.  Any outstanding Letters of Credit issued under the Receivables Facility shall be replaced in accordance with Section 6.11 prior to Closing.  To the extent such Letters of Credit are not replaced prior to Closing, the Purchaser will provide, at Closing (or if termination of the applicable facility is later, such termination date), cash, or if acceptable to the lenders, a letter of credit, replacement guaranty or other credit support reasonably acceptable to the lenders, sufficient to satisfy any deposit requirements under the Receivables Facility, the amount of which shall be adjustable based on the amount of deposit exposure that exists from time to time and as provided in such facility.  For purposes of this Agreement, "Revolver Facility" shall mean the $50,000,000 Revolving Credit Facility Credit Agreement dated as of October 3, 2007 by and among Strategic Energy, L.L.C., the Lenders party thereto and PNC Bank, National Association, as Administrative Agent and "Receivables Facility" shall mean (A) the Receivables Purchase Agreement dated as of October 3, 2007 by and among Strategic Receivables, LLC, as Seller, Strategic Energy, L.L.C., as Initial Servicer, the Conduit Purchasers party thereto, the Purchaser Agents party thereto, the LC Participants from time to time party thereto, and PNC Bank, National Association, as Administrator and LC Bank, (B) the Purchase and Sale Agreement dated as of October 3, 2007 by and among the Originators from time to time a party thereto, Strategic Energy, L.L.C., as Servicer, and Strategic Receivables, L.L.C., as Buyer and (C) the other Transaction Documents (as such term is defined in the Receivables Purchase Agreement).  Amounts outstanding, as of March 31, 2008, under the Revolver Facility and the Receivables Facility, respectively, are set forth in Section 6.13 of the Seller's Disclosure Letter.

Section 6.14     Books and Records.  The Seller shall deliver all existing financial, customer, employee, engineering, operating, accounting, tax, contract, environmental, safety, legal, marketing and other data, files, computer tapes and discs, documents, instruments, notes, papers, books and records that relate to the ownership or operation of the Company and its Subsidiary (the "Books and Records) in the possession of the Seller or any of its Affiliates as soon as possible after the Closing, but in any event no later than fifteen days after the Closing, provided that the Seller may retain copies of all consolidating and consolidated financial information and all other accounting Books and Records prepared or used in connection with (a) the preparation of financial statements of the Seller or the Parent and (b) the preparation and filing of any tax returns.

Section 6.15     Accounts Receivable.  The Seller shall cause the Company to continue to perform, in all material respects, its billing and collections operations consistent with past practice and comply with, and monitor adherence to, its procedures regarding its accounts receivable, including enforcing its credit policy and collection policy.

Section 6.16     Transition Planning.  During the Pre-Closing Period, subject to applicable confidentiality protections and consistent with Requirements of Law, the Seller and the Purchaser shall, and the Seller shall cause the Company to, cooperate on transition matters in order to facilitate the transition of the Company from the ownership of the Seller to the ownership of the Purchaser, including to provide reasonable access to their employees.

Section 6.17     Amendment of Company LLC Agreement.  On or prior to Closing, the Seller and the Purchaser shall, and the Seller shall cause the Company to, cooperate to execute an amendment and restatement of the Company LLC Agreement, which shall become effective upon Closing, to reflect the Purchaser as the sole member and the owner of record of all of the outstanding Membership Interests in the Company and remove each reference to the Series SEL Voting Interest in CE (or its holders) in the Company LLC Agreement.

Section 6.18     Amendment of Disclosure Letter.  The Seller agrees that, with respect to the representations and warranties of the Seller contained in this Agreement, the Seller shall have the continuing obligation until the Closing to supplement or amend the Seller's Disclosure Letter with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Seller's Disclosure Letter; provided that, other than Sections 6.11(a) and (b) of the Seller's Disclosure Letter, the Seller's Disclosure Letter shall be deemed to include only that information contained therein on the date hereof and shall be deemed to exclude all information contained in any supplement or amendment hereto.  The Seller shall deliver such supplemented or amended Seller's Disclosure Letter to the Purchaser promptly after any material supplement or amendment is required thereto, and no later than ten days prior to the Closing.

ARTICLE VII
CONDITIONS PRECEDENT

Section 7.01     Mutual Conditions.  The obligations of the Purchaser, on one hand, and the Seller, on the other hand, to consummate the transactions contemplated herein are subject to the reasonable satisfaction (or written waiver, in whole or part, to the extent permitted by Requirements of Law, of the Purchaser and the Seller) of the following conditions:

(a)         The waiting period applicable to the consummation of the transactions contemplated herein under the HSR Act shall have expired or been terminated;

(b)         The FERC Approval and the regulatory approvals listed on Section 6.06(a) of the Seller's Disclosure Letter shall have been obtained (but without the requirement for expiration of any applicable rehearing or appeal periods);

(c)         Any required notifications of state public utility commissions or similar authorities as set forth in Section 7.01(c) of the Seller's Disclosure Letter shall have been made; and

(d)         No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated herein shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Requirements of Law enacted or deemed applicable to the transactions contemplated herein that makes consummation thereof illegal.

Section 7.02     Conditions to the Purchaser's Obligations.  The obligations of the Purchaser to consummate the transactions contemplated herein are subject to the reasonable satisfaction (or written waiver, in whole or part, to the extent permitted by Requirements of Law, of the Purchaser) of the following conditions:

(a)         The representations and warranties of the Seller contained in Article V of this Agreement shall be true and correct (without giving effect to any materiality qualification or standard contained in any such representation or warranty) at and as of each of the date hereof and the Closing as if made at and as of each such time (except to the extent expressly made as of another date, in which case as of such other date), except where the failure of such representations and warranties to be true and correct would not, in the aggregate, result in a Material Adverse Effect;

(b)         All of the covenants and obligations in this Agreement that the Seller is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects;

(c)         The Purchaser shall have received a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Seller, in their capacities as such, confirming that the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied;

(d)         Review and investigation of the transactions contemplated by this Agreement under Exon-Florio shall have been terminated and either the President of the United States or the Committee on Foreign Investment in the United States (or other authority that may become authorized to so act), as the case may be, shall have determined to take no action authorized thereunder;

(e)         The FERC Approval and the regulatory approvals listed on Section 6.06(a) of the Seller's Disclosure Letter shall have been obtained and shall not, individually or in the aggregate, impose terms, conditions, liabilities, obligations, commitments or sanctions upon the Company, its Subsidiary or the Purchaser or any of its Affiliates that would reasonably be expected to result in a Material Adverse Effect;

(f)         The amounts outstanding under the indebtedness identified in Section 6.13 as being repaid at Closing shall have been repaid and the Purchaser shall have received written proof of such repayment;

(g)         The Seller shall have delivered to the Purchaser a certificate in accordance with the requirements of Treasury Regulation Section 1.1445-3 that certifies that the Seller is a non-foreign person for purposes of Section 1445 of the Code; and

(h)         No Material Adverse Effect shall have occurred since the date of this Agreement and there shall exist no fact or circumstance that would have, or would be reasonably likely to have, a Material Adverse Effect (including the discovery of, any deterioration in, or any worsening of, any event, condition, effect, change, development or circumstance existing or known as of the date of this Agreement, to the extent of any such deterioration or worsening).

Section 7.03     Conditions to the Seller's Obligations

.  The obligations of the Seller to consummate the transactions contemplated herein are subject to the reasonable satisfaction (or written waiver, in whole or part, to the extent permitted by Requirements of Law, of the Seller) of the following conditions:

(a)         The representations and warranties of the Purchaser contained in Article IV of this Agreement shall be true and correct (without giving effect to any materiality qualification or standard contained in any such representation or warranty) at and as of each of the date hereof and the Closing as if made at and as of each such time (except to the extent expressly made as of another date, in which case as of such other date), except where the failure of such representations and warranties to be true and correct would not, in the aggregate, prevent or materially delay the performance or consummation of the transactions contemplated by this Agreement;

(b)         All of the covenants and obligations in this Agreement that the Purchaser is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects;

(c)         The Seller shall have received a certificate executed by the Chief Executive Officer and Chief Operating Officer of the Purchaser, in their capacities as such, confirming that the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied; and

(d)         The Guarantee Agreement set forth as Exhibit A shall remain in full force and effect.

ARTICLE VIII
TERMINATION

Section 8.01     Termination.  This Agreement may be terminated at any time prior to the Closing by:

(a)         mutual written consent of the Seller and the Purchaser;

(b)         either the Seller or the Purchaser, upon written notice given to such other party, if the Closing shall not have occurred on or before the date which is the four month anniversary of the date hereof (the "Outside Date"); provided, however, that if the Seller or the Purchaser determine that additional time is necessary to obtain any Required Regulatory Approvals or the termination of review and determination contemplated by Section 7.02(d), the Outside Date may be extended by the Seller or the Purchaser (provided such party is otherwise in compliance with its obligations hereunder) from time to time by written notice to the other party up to a date not beyond the six month anniversary of the date hereof, any of which dates shall thereafter be deemed to be the Outside Date; and provided further, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to the Seller if the

Seller has failed, or to the Purchaser if the Purchaser has failed, to perform in all material respects their/its obligations (as applicable) under this Agreement and such failure has been the cause of, or results in, the failure of the Closing to occur on or before the Outside Date;

(c)         either the Seller or the Purchaser, if any Governmental Body shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use commercially reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated herein and such order, decree, ruling or other action shall have become final and non-appealable;

(d)         either the Seller (provided that the Seller is not then in material breach of any representation, warranty, covenant or other agreement contained herein) or the Purchaser (provided that the Purchaser is not then in material breach of any representation, warranty, covenant or other agreement contained herein), at any time if there shall have been a material breach of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of the Purchaser or on the part of the Seller, respectively (as applicable), which has rendered the satisfaction of any conditions contained in Article VII hereof impossible and such violation or breach has not been (i) waived by the party with the right to terminate or (ii) cured (if susceptible to cure) within 10 days following the earlier of (x) the breaching party's actual knowledge of such breach and (y) the delivery of a written notice of such breach by the party with the right to terminate to the breaching party; and

(e)         either the Seller (provided that the Seller is not then in material breach of any representation, warranty, covenant or other agreement contained herein) or the Purchaser (provided that the Purchaser is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if any condition to the obligation of such party set forth in Section 7.01 or 7.02 (in the case of the Purchaser) or Section 7.01 or 7.03 (in the case of the Seller) becomes incapable of satisfaction prior to the Outside Date.

Section 8.02 Effect of Termination.  In the event of termination of this Agreement pursuant to this Article VIII, written notice thereof shall be given as promptly as practicable to the Purchaser or the Seller, as applicable, and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto.  If this Agreement is validly terminated pursuant to Section 8.01(d) by the Purchaser or by the Seller, the terminating party shall be entitled to all rights and remedies available to it under law or equity; provided, however, that in no event shall any party have any obligation or liability arising under this Agreement (including with respect to the matters set forth in Article XI) for any punitive, exemplary, special, indirect, incidental or consequential Losses (as "Losses" are defined in this Section 8.02), including without limitation, lost revenues or profits, arising out of or related to this Agreement, regardless of whether or not such party has been advised of the possibility of such Losses.  If this Agreement is terminated as provided herein the rights and obligations of the parties under Section 6.04, Section 6.05 and this Section 8.02 and Article IX shall survive in accordance with their respective terms.  For purposes of this Agreement, "Losses" shall mean any loss, liability, damages, cost or expense (including legal fees and expenses and any amounts paid in settlement or as a result of any judgment or order).

ARTICLE IX
TAX MATTERS

Section 9.01     Tax Indemnity.

(a)         Notwithstanding any other provision in this Agreement to the contrary, the Seller shall be liable for, will pay, will defend, and will indemnify and hold the Purchaser Indemnified Parties harmless against any and all (i) Taxes imposed on the Seller or Parent; (ii) Taxes imposed on or payable with respect to either the Company, its Subsidiary or their respective businesses, operations, property, or assets that relate to, arise out of or are attributable to any Tax period (or portion thereof) ending on or prior to the Financial Closing Date (the "Pre-Financial Closing Period"), except to the extent such Taxes are included in the calculation of Closing Working Capital; (iii) Taxes of a Person other than the Company or its Subsidiary for which the Company may be liable (A) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or non- U.S. Tax Law) as a result of being a member of or included in any group which files or has filed a Tax Return on a consolidated, combined, group or unitary basis for a taxable period ending on or before the Closing Date, (B) as a transferee or (C) as a successor; (iv) except as provided in Section 9.01(b), Taxes resulting from or attributable to the transactions contemplated by this Agreement; (v) Losses relating to, arising out of, or resulting from the breach of any covenants or agreements relating to Tax matters set forth in this Agreement (determined without regard to any matters set forth in the Seller's Disclosure Letter); and (vi) all reasonable costs and expenses relating to the review, investigation, remediation, settlement, contest, adjudication and analysis of any matter relating to the Taxes and Losses described in clauses (i) – (iv) (collectively clauses (i) – (vi), "Excluded Tax Liability").  For purposes hereof, in the case of any Tax period that begins before the Financial Closing Date and ends after the Financial Closing Date (a "Straddle Period"), the amount of Taxes allocable to the portion of such period ending as of and including the Financial Closing Date shall be computed in accordance with Section 9.01(c).

(b)         Anything herein to the contrary notwithstanding, each of the Purchaser and the Seller will be responsible for one-half of any and all Transfer Taxes that may be imposed with respect to the sale of the equity interest in the Company to the Purchaser pursuant to this Agreement, regardless of the Person liable for such Transfer Taxes under applicable Law.  The Seller and the Purchaser will use commercially reasonable efforts to minimize the amount of such transfer Taxes and shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of such Tax Laws.

(c)         For purposes of Section 9.01, in the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the Pre-Financial Closing Period shall be:

(i)              in the case of Taxes (other than Taxes imposed on the Seller) that are either (x) based upon or related to income or receipts or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount which would be payable if the taxable year ended on and included the Financial Closing Date; and

(ii)            in the case of Taxes imposed on a periodic basis, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on and including the Financial Closing Date and the denominator of which is the number of calendar days in the entire period.

(d)         Except as otherwise provided, payment by a party of any amount due under this Section 9.01 will be made within 10 days following written notice from the other party that payment of such amount is due.

Section 9.02     Tax Returns.

(a)         The Company will (or will cause to be) timely prepared and filed all Tax Returns of the Company and its Subsidiary for all tax periods that end on or prior to the Closing Date and all such Tax Returns shall be prepared in a manner consistent with past practice. The Purchaser shall prepare and file or cause the Company to prepare and file all other Tax Returns of or that include the Company and its Subsidiary in a timely manner. At least 15 days prior to the Closing Date, the Seller shall provide written notice to the Purchaser of any Tax Return that the Purchaser is required to file (or cause to be filed) within 60 days of the Closing Date pursuant to this Section 9.02(a).

(b)         With respect to any Tax Return required to be filed (or caused to be filed) by (1) the Company pursuant to Section 9.02(a) on or prior to the Closing Date, or (2) the Purchaser pursuant to Section 9.02(a) which includes a payment of Tax that is an Excluded Tax Liability (the party required to file such Tax Return, the "Filing Party"), the Filing Party shall provide to the other party a copy of such completed Tax Return or in the case of a Consolidated Tax Return, a pro forma Tax Return that includes the Company (prepared on a separate company basis) and with respect to Tax Returns described in clause (2) herein a statement certifying and setting forth the calculation of the amount of Tax shown on any such Tax Return that is payable by the Seller at least 60 days prior to the due date of such Tax Return. Such other party shall have the right to review and comment on any such Tax Return and statement prior to the filing of such Tax Return. To the extent there is any dispute between the parties with respect to any such Tax Return the parties will use reasonable efforts to settle such disputes for a period of 20 days after the other party has notified the Filing Party in writing of its objections (such notification to contain sufficient specificity so as to allow the Filing Party to understand the nature and basis of such objection). To the extent any such disputes cannot be resolved such disputed items shall be presented to the Independent Accounting Firm to settle such disputed items. The decision of such Independent Accounting Firm shall be final and binding on the parties except to the extent of a final determination by a Tax authority or court that is contrary thereto. The cost of such Independent Accounting Firm shall be shared equally by the Purchaser and the Seller.

(c)         Subject to Section 9.01, each party shall pay or cause to be paid when due and payable in the manner prescribed by applicable law all Taxes properly shown on a Tax Return that the other party is required to file (or cause to be filed) pursuant to the terms of this Section 9.02.  In any case where a party is required to pay an amount of Tax which includes an amount that is allocable to the other party pursuant to Section 9.01, such party shall pay the amount of such Tax to the other party no later than 10 days prior to the date when the other party is required to pay such Tax.

Section 9.03     Cooperation.  The Seller and the Purchaser shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, with respect to all Tax matters relating to the Company including with respect to preparing and filing all Tax Returns or conducting the defense of any Tax Claim, including maintaining and making available to each other (subject to Section 9.01, at the cost of the requesting party) all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes.

Section 9.04     Tax Sharing Agreements.  Any Tax sharing or Tax allocation agreement entered into by the Company and any power of attorney granted by the Seller or the Company prior to the Closing Date with respect to Tax matters shall be terminated as of the Closing Date and will have no further effect thereafter (whether the current year, a future year, or a past year).

Section 9.05     Tax Contests.

(a)         If any Tax authority asserts or proposes to assess an amount of Tax that is an Excluded Tax Liability, then the party hereto first receiving notice of such claim promptly will provide written notice thereof to the other party hereto (such notice to include a copy of any correspondence, report, or other material provided by the relevant Governmental Body and such notice to provide a full and specific description of the matter in controversy, the tax years which are in question, the amount of the assessment (proposed or otherwise) and any other information or detail that is relevant to such claim); provided, however, that the failure of such party to give such prompt notice will not relieve the other party of any of its obligations under this Article IX, except to the extent that the other party is materially prejudiced thereby.

(b)         The Seller will have the right to control, at its own expense, any audit, examination, contest, litigation or other proceeding by or against any Governmental Body relating to Taxes (a "Tax Proceeding") that solely involves an Excluded Tax Liability. With respect to a Tax Proceeding relating to a potential adjustment for which Seller or one of its Affiliates on the one hand, and Purchaser or the Company on the other hand, could be liable, (i) each party may participate in the Tax Proceeding, and (ii) the Tax Proceeding shall be controlled by that party which would bear the burden of the greater portion of the sum of the adjustment and any corresponding adjustments that may reasonably be anticipated for future Tax periods to arise from such Tax Proceeding. All other Tax Proceedings shall be controlled by the Purchaser.

(c)         None of the Seller, the Company and the Purchaser shall enter into any compromise or agree to settle any claim pursuant to any Tax Proceeding which would adversely affect the other party without the written consent of the other party, which consent may not be unreasonably withheld, conditioned or delayed.

Section 9.06     Miscellaneous.

(a)         The Purchaser and the Seller agree that for all income and franchise Tax purposes, the Purchaser's acquisition of the interest in the Company shall be treated as an acquisition by the Purchaser of the assets of the Company and as an assumption by the Purchaser of the liabilities of the Company and neither the Purchaser nor the Seller (or any Affiliate thereof) shall take any position that is contrary or inconsistent thereto.

(b)         The parties agree that all payments made pursuant to this Agreement shall be treated for Tax purposes as an adjustment to the Purchase Price.

(c)         All covenants set forth in this Article IX shall survive the Closing Date for a period of 6 months after the expiration of all relevant statute of limitations.

ARTICLE X
NON-COMPETITION

Section 10.01  Restriction on Replication of the Business.

(a)         Parent, for itself and on behalf of its Subsidiaries (collectively, the "Great Plains Group" ), agrees that for a period of sixty calendar months beginning at the Closing, no member of the Great Plains Group will offer, or participate through ownership in offering competitive energy supply services to retail customers within the continental United States;  provided, that, the foregoing restriction shall not prohibit any member of the Great Plains Group (now or hereafter existing) from engaging in any business activity in the states of Kansas or Missouri.

(b)         The Seller, for itself and on behalf of its Affiliates, acknowledges and agree that the restrictions set forth in this Section 10.01 are reasonably designed to protect the Purchaser's substantial investment and are reasonable with respect to duration, geographical area and scope.

ARTICLE XI
INDEMNIFICATION

Section 11.01   Indemnification by the Seller.  The Seller shall indemnify, defend and hold harmless the Purchaser and its Affiliates from and against, and pay or reimburse the Purchaser and its Affiliates for, any and all Losses as incurred (including Losses incurred indirectly by the Purchaser resulting from the failure of the Seller to contribute funds to the Company as required by this Agreement), relating to or arising from:

(a)         the breach or inaccuracy of any of the representations or warranties of the Seller, the Company or its Subsidiary contained in this Agreement (other than those contained in

Section 5.12) or in any agreement or document delivered pursuant hereto or in connection herewith, or arising out of the consummation of the transactions contemplated hereby;

(b)         the failure to comply with any covenants or agreements of the Seller, the Company or its Subsidiary contained in this Agreement, or in any agreement or document delivered pursuant hereto or in connection herewith, or arising out of the consummation of the transactions contemplated hereby, other than with respect to matters subject to indemnification pursuant to Section 6.08(which shall be governed by such Section);

(c)         any of the matters set forth on Section 5.14 of the Seller's Disclosure Letter or, to the extent that the Purchaser shall have given notice of such matters prior to the date which is the eighteenth month anniversary of the Closing, that should have been set forth in Section 5.14 of the Seller's Disclosure Letter in order to make the representations and warranties in Section 5.14 in this Agreement true and correct; and

(d)         any funds advanced by the Company pursuant to the Contracts required to be set forth in the Seller's Disclosure Letter pursuant to Section 5.11(i)(3) of this Agreement becoming Uncollectible on or prior to the date that is eighteen (18) months after the date of this Agreement.  For the purposes of this clause (d), (1) advanced funds shall be deemed "Uncollectible" if (A) the Person obligated to repay such advanced funds to the Company has taken any Bankruptcy Action (as defined below), or (B) the advanced funds are more than 90 days past due, and (2) the term "Bankruptcy Action" means, with respect to any Person: (A) an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors; or (B) the filing of any petition by such Person seeking to adjudicate it bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of such Person or its debts under any applicable law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for such Person or for any substantial part of its property or the filing of an answer or other pleading admitting or failing to contest the allegations of a petition filed against it in any proceeding of the foregoing nature; it being understood that the Purchaser will (1) cause the Company to use its reasonable efforts to collect such funds in accordance with its normal collection practices, including exercising any rights to offset commissions which the Person obligated to repay such advanced funds to the Company may be due from time to time in accordance with its agreements with the Company, and (2) reimburse the Seller for any amounts paid to the Purchaser hereunder to the extent that the Company is able to collect from such Person or offset against commissions due.

Section 11.02  Indemnification by the Purchaser

.  The Purchaser shall indemnify, defend and hold harmless the Seller from any against, and pay or reimburse the Seller for, any and all Losses as incurred, relating to or arising from:

(a)         the breach or inaccuracy of any of the representations or warranties of the Purchaser contained in this Agreement or in any agreement or document delivered pursuant hereto or in connection herewith, or arising out of the consummation of the transactions contemplated hereby; or

(b)         the failure to comply with any covenants or agreements of the Purchaser contained in this Agreement or in any agreement or document delivered pursuant hereto or in connection herewith, or arising out of the consummation of the transactions contemplated hereby, other than with respect to matters subject to indemnification pursuant to Section 6.08 (which shall be governed by such Section).

Section 11.03   Limitations on Indemnity.

(a)         The Seller shall not be liable under Section 11.01 with respect to the matters set forth in clause (a) thereof, unless and until the aggregate amount of Losses with respect to such matters exceeds $2,500,000, at which time the Seller shall be liable for Losses in excess of $2,500,000, and the Seller's aggregate maximum liability under Section 11.01 with respect to the matters set forth in clause (a) thereof, will never exceed 50% of the Purchase Price.  The limitations contained in this Section 11.03(a) shall not limit the liability of the Seller with respect to its indemnification obligations in respect of any Losses resulting from a breach or inaccuracy of the representations and warranties set forth in Sections 5.01, 5.02, 5.03, 5.06 and 5.12, or any Losses relating to Taxes, regardless of whether such Losses are subject to indemnification pursuant to Section 9.01.

(b)         The Purchaser shall not be liable under Section 11.02 with respect to the matters set forth in clause (a) thereof, unless and until the aggregate amount of Losses with respect to such matters exceeds $2,500,000, at which time the Purchaser shall be liable for Losses in excess of $2,500,000, and the Purchaser's aggregate maximum liability under Section 11.02 with respect to the matters set forth in clause (b) thereof, will never exceed 50% of the Purchase Price.  The limitations contained in this Section 11.03(b) shall not limit the liability of the Purchaser with respect to its indemnification obligations in respect of any Losses resulting from a breach or inaccuracy of the representations and warranties set forth in Sections 4.01, 4.02 and 4.03.

Section 11.04   Procedures for Indemnification.

(a)         In the event that any claim is asserted against any party hereto, or any party hereto is made a party defendant in any action or proceeding, and such claim, action or proceeding involves a matter which is the subject of this indemnification, then such party (an "Indemnified Party") shall give prompt written notice to the other party hereto (the "Indemnifying Party") of such claim, action or proceeding, and such Indemnifying Party shall have the right to join in the defense of said claim, action or proceeding at such Indemnifying Party's own cost and expense and, if the Indemnifying Party agrees in writing to be bound by and to promptly pay the full amount of any final judgment from which no further appeal may be taken (subject to the provisions of Section 11.03, to the extent applicable), then at the option of the Indemnifying Party, such Indemnifying Party may take over the defense of such claim, action or proceeding with counsel reasonably satisfactory to the Indemnified Party, except that, in such case, the Indemnified Party shall have the right to join in the defense of said claim, action or proceeding at its own cost and expense.  The Indemnified Party may not settle any proceeding without the consent of the Indemnifying Party, not to be unreasonably withheld.

(b)         Any indemnity payments shall be deemed to be an adjustment of the Purchase Price.

(c)         The provisions of this Section 11.04 shall not apply to matters governed by Section 11.05.

Section 11.05   Seller Action Litigation Procedures and Support.

(a)         Following the Closing Date, Seller and the Purchaser (on behalf of the Company and their respective Subsidiaries) shall promptly notify and confer with each other with respect to any and all matters subject to indemnification pursuant to Section 11.01(c) (each, a "Seller Action").

(b)         Except as set forth in this Section 11.05, Seller shall not be required to indemnify the Purchaser in connection with any claim for indemnification arising out of or relating to any Seller Action unless and until the aggregate amount of all such claims by the Purchaser for Seller Actions exceeds $7,500,000 (the "Deductible"), in which event the Purchaser shall be entitled to recover such Losses arising out of or relating to such matters, but only to the extent that the aggregate amount of such Losses exceeds the Deductible.

(c)         For any Seller Action, if any, that Seller reasonably determines may result in liability exceeding the Deductible (after taking into account any other Seller Actions), Seller shall have the right, at its option, to assume the defense of any such Seller Action with its own legal counsel reasonably satisfactory to the Purchaser, provided that the Seller agrees in writing to be bound by and to promptly pay the full amount of any final judgment from which no further appeal may be taken (subject to the provisions of Section 11.03(a)). In addition, once the Deductible has been exhausted by payment (and/or based upon outstanding judgments will be exhausted), Seller shall have the sole and exclusive authority and control over the investigation, commencement, prosecution, defense, management, conduct, appeal, and other rights in connection with all matters whatsoever (including, as applicable, litigation strategy and choice of legal counsel and other professionals) in connection with such Seller Action.  If the Seller elects to assume the defense of such Seller Action as aforesaid, then:

(i)              in connection with the management, defense and disposition of such Seller Action, each of the Purchaser, the Company and their respective Subsidiaries shall use their reasonable best efforts to cooperate as reasonably requested by Seller and make readily available to and afford to Seller, its employees, authorized legal counsel, accountants, and other designated representatives reasonable access to their officers, directors, employees, accountants, financial advisors, legal counsel, agents, properties and Books and Records, subject to appropriate and reasonable confidentiality agreements (provided that the terms of any such agreement do not restrict actions to be taken in connection with the defense of any Seller Action), to the extent reasonably related to such Seller Action.  Without limiting the generality of the foregoing, each of the Purchaser, the Company and their respective Subsidiaries shall use their reasonable best efforts to make available their officers, directors, employees, accountants, financial advisors, legal counsel and agents for fact finding, consultation and interviews, and as witnesses to the extent that any such Person may reasonably be required in connection with any Seller Action.  Access to such Persons shall be granted for reasonable periods of time during normal business hours or as otherwise mutually agreed.  The provision of access and other services pursuant to this Section 11.05(c)(i) shall be at no additional cost or expense of the Seller, other than for reasonable out-of-pocket expense.  To the extent requested, the Seller shall provide its reasonable cooperation to the Purchaser in connection with any efforts by the Purchaser to seek a confidentiality order with regard to any information that it deems to be confidential.

(ii)             none of the Purchaser, the Company or their Subsidiaries shall admit any liability with respect to such Seller Action;

(iii)            Seller may, without consent of the Purchaser, the Company or their respective Subsidiaries, compromise or settle such Seller Action or consent to entry of judgment with respect thereto that requires solely money damages paid by the Seller, and which includes as an unconditional term thereof the release by the claimant or the plaintiff of the Purchaser, the Company, or their Subsidiaries, as appropriate, from all liability in connection with such Seller Action.  Any other disposition by Seller of such Seller Action shall be subject to the consent of the Purchaser, which consent shall not be unreasonably withheld or delayed;

(iv)           notwithstanding anything to the contrary contained in this Agreement, Seller shall not be required to pay or otherwise indemnify the Purchaser against any attorneys' fees incurred by the Purchaser in connection with such Seller Action following the Seller's election to assume the defense thereof, unless (A) the Seller fails to defend diligently the action or proceeding within twenty days after receiving notice of such failure from the Purchaser; (B) the Purchaser reasonably shall have concluded (upon advice of its legal counsel) that there may be one or more legal defenses available to the Purchaser that are not available to the Seller; or (C) the Purchaser reasonably shall have concluded (upon advice of its legal counsel) that, with respect to such Seller Action, the Purchaser and the Seller may have different, conflicting, or adverse legal positions or interests.

(d)         If the Seller elects not to assume the defense of any Seller Action prior to such claims exceeding the Deductible, then the Purchaser shall proceed diligently to defend such Seller Action with the assistance of legal counsel reasonably satisfactory to the Seller, provided, however, that the Purchaser shall not settle, adjust or compromise such Seller Action, or admit any liability with respect to such Seller Action, without the prior written consent of the Seller, such consent not to be unreasonably withheld or delayed.  In any event, the Purchaser shall use its reasonable best efforts to have its counsel keep the Seller apprised of material developments and, to the extent requested by Seller, to consult and reasonably cooperate with any counsel of Seller.

(e)         Following the Closing, the Purchaser shall use its reasonable best efforts to cause the Company to retain all records reasonably necessary to defend the Seller Actions.

(f)         In the event of any good faith dispute as to whether any matter is a Seller Action, Seller may, but shall not be obligated to, commence investigation, prosecution, management, conduct, appeal or defense of such matter pending resolution of such dispute.  In the event that the Seller so commences and it is determined that such matter is not a Seller Action, the Seller shall have the right to cease the investigation, prosecution, management, conduct, appeal or defense of such matter and the Seller and Purchaser shall cooperate to transfer the control thereof to the Purchaser or the Company, as applicable.  In such event, the Purchaser or the Company, as applicable, shall promptly reimburse the Seller for all reasonable out-of-pocket costs, fees and other expenses incurred to such date in connection with the investigation, prosecution, management, conduct, appeal or defense of such matter.

(g)         The Purchaser shall, and shall cause the Company to, cooperate with the Seller (if so requested by the Seller) with respect to any Seller Action for which the Seller will be defending, in having the Seller (or one of its Affiliates) substituted as the named party, the costs of obtaining such substitution to be borne by the Seller.  Absent a substitution, the Company shall cooperate and assist as is reasonably needed (to the extent requested) in satisfying any procedural requirements in connection with any such Seller Action which is being defended by the Seller, including by filing papers on the Seller's behalf.

(h)         None of the Purchaser, the Company or their respective Subsidiaries shall intentionally take any action or omit to take any action for the purpose of interfering with or adversely affecting the rights and powers of the Seller pursuant to this Section 11.05.

ARTICLE XII
MISCELLANEOUS

Section 12.01   Binding Effect; Benefits.  This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties and their respective successors and permitted assigns) any rights, claims or benefits whatsoever, and this Agreement does not create or establish any third party beneficiary hereto, except as set forth in Section 6.09 and Section 6.11 of this Agreement.

Section 12.02  Amendments.  This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the Purchaser and the Seller.

Section 12.03   Further Assurances.  Subject to the terms and conditions of this Agreement, the Seller and the Purchaser will each use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

Section 12.04  Assignability.  Neither this Agreement nor any party's rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the prior written consent of the other parties shall be void and of no effect; provided that either the Seller or the Purchaser may assign or transfer this Agreement to one or more Affiliates, but such assignment shall not, without the express written consent of the other party, release the assignor from its obligations hereunder.

Section 12.05   Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they may be entitled at law or in equity.

Section 12.06   Governing Law; Jurisdiction.  THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.  ANY ACTION OR PROCEEDING AGAINST ANY PARTY RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT AND ENFORCED EXCLUSIVELY IN THE STATE COURTS OF THE STATE OF DELAWARE, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING; PROVIDED, THAT SUCH ACTION OR PROCEEDING MAY BE BROUGHT AND ENFORCED IN THE U.S. DISTRICT COURT FOR THE DISTRICT OF DELAWARE ONLY IF NO STATE COURT OF THE STATE OF DELAWARE HAS JURISDICTION OF SUCH ACTION OR PROCEEDING, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE U.S. DISTRICT COURT FOR THE DISTRICT OF DELAWARE IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.07   Entire Agreement; Counterparts.  This Agreement and the exhibits and disclosure letters referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms.  This Agreement may be executed by facsimile and in counterparts, each of which shall be deemed to be an original and shall be binding on the party who executed the same, but all of which together shall constitute one and the same instrument.

Section 12.08   Severability.  If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.  If for any reason any term or provision containing a restriction set forth herein is held to cover an area or to be for a length of time which is unreasonable, or in any other way is construed to be too broad or to any extent invalid, such term or provision shall not be determined to be null, void and of no effect, but to the extent the same is or would be valid or enforceable under applicable law, any court of competent jurisdiction shall construe and interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under applicable laws.

Section 12.09   Waiver.  At any time prior to the Closing, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.  Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof, or the exercise of any other right, power or remedy.

Section 12.10   Survival.  All of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive beyond the Closing.  Notwithstanding the preceding sentence, neither party may make or assert any claim under any representation or warranty of the other party contained herein later than eighteen months after the Closing, except that the representations in Sections 4.12, 5.12, 5.18 and 5.19 shall survive until six months after the statute of limitations with respect to the matters addressed therein has expired (including all waivers or extensions thereof), the representations in Sections 4.01, 4.02, 4.03, 5.01, 5.02, 5.03 and 5.06 shall survive indefinitely; and provided that any claims made or asserted by a party within the applicable time period prescribed above shall survive such expiration until such claim is finally resolved and all obligations with respect thereto are fully satisfied.  All statements contained in any certificate delivered by or on behalf of any party hereto in connection with this Agreement or the consummation of the transactions contemplated hereunder shall constitute and have the same force and effect as the representations and warranties of such party as set forth herein as if it had been incorporated into this Agreement as a representation, warranty and agreement by such party.  Each covenant and agreement herein shall survive until the date that is one year after the last date that a Person is required to take any action or refrain from taking any action under such section.

Section 12.11   Disclosure Letter.  Matters disclosed by the Seller in the Seller's Disclosure Letter or by the Purchaser's Disclosure letter, as the case may be, in one section of such letter will be deemed to be disclosed with respect to each other section of such letter, to the extent that the significance and magnitude of the matter disclosed and its relationship to the particular provision of this Agreement corresponding to such other section of the letter is reasonably apparent to the recipient of such letter.  Inclusion of any matter or item in any such letter does not imply that such matter or item would, under the provisions of this Agreement, have to be included in any section of such letter or that such matter or term is otherwise material.  In addition, matters disclosed in any such letter are not necessarily limited to matters required by this Agreement to be disclosed in such letter, and any such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

Section 12.12   Public Announcements.  Prior to the Closing Date, each of the Seller and the Purchaser will, prior to any issuance by it or any of its Affiliates of any description of the transactions contemplated by this Agreement in any press release or other public statements, use reasonable efforts to consult with the other and provide the other with the opportunity to review and comment upon any such description, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, regulation, court order or by obligations pursuant to any listing agreement with any national securities exchange.  The Seller and the Purchaser shall use reasonable efforts to agree on the description of the transactions contemplated by this Agreement contained in the initial press releases to be issued by the parties with respect to their execution and delivery of this Agreement.

Section 12.13   Notices.  Unless otherwise specified herein, all notices, consents, approvals, reports, designations, requests, waivers, elections and other communications authorized or required to be given pursuant to this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by facsimile transmission (receipt confirmed) or by a courier guaranteeing overnight delivery, sent to a party and its legal counsel at the addresses set forth below for such party and its legal counsel hereto or such other addresses as such party may specify by notice to the other party, with a copy of such communication being sent via email to the email addresses set forth below for such party and its legal counsel hereto or such other addresses as such party may specify by notice to the other party.

if to the Seller:

Custom Energy Holdings, L.L.C.
c/o Great Plains Energy Incorporated
1201 Walnut Street
Kansas City, MO 64106
Attn:  Mark G. English, General Counsel
Facsimile:  (816) 556-2418
Email:  Mark.English@kcpl.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY  10036
Attn:  David J. Friedman
Facsimile:  (917) 777-2218
Email:  david.friedman@skadden.com

if to the Purchaser:

Direct Energy Services, LLC
263 Tresser Boulevard
8th Floor
Stamford, CT 06901
Attn:  General Counsel
Facsimile:  (416) 250-2977

with copies (which shall not constitute notice) to:

Direct Energy Marketing Ltd
25 Sheppard Ave. West
Toronto
Ontario M2N 656
Attn: General Counsel
Facsimile: (416) 590-3450

Section 12.14  Construction.  The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

Section 12.15  Headings.  The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

Section 12.16   Seller Guarantee.

(a)         To induce the Purchaser to enter into this Agreement, the Parent (as primary obligor and not as surety only) irrevocably, absolutely and unconditionally:

(i)             guarantees to the Purchaser, on the terms and subject to the conditions of this Section 12.16 (this "Seller Guarantee"), the prompt performance of all obligations of the Seller hereunder, including all sums and liabilities which now are or at any other time shall be due, owing or incurred by the Seller to the Purchaser in respect of the Seller's obligations under this Agreement (collectively, the "Seller's Guaranteed Obligations") strictly in accordance with their terms and regardless of any Requirements of Law affecting any such terms or the rights of the Purchaser with respect thereto; and

(ii)           undertakes that if any amount guaranteed by this Section 12.16 is not recoverable on the basis of a guarantee for any reason it will (as a separate and independent stipulation) pay the Purchaser on demand whatever amount or amounts shall equal what it would have been liable to pay but for such irrecoverability and shall indemnify the Purchaser against all Losses suffered or incurred by the Purchaser in connection with such irrecoverability.

(b)         The Parent hereby waives any requirement that the Purchaser exhaust any right or take any action against, or provide notice to, the Seller or any other person or entity before proceeding hereunder.

(c)         This is a continuing guarantee and the Parent's undertakings under this Agreement shall remain in full force and effect until final performance in full of its obligations under this Agreement notwithstanding any intermediate payment or performance or the invalidity or unenforceability in whole or in part of any of the Seller's Guaranteed Obligations or any other event.

(d)         This Seller Guarantee and the undertakings contained in this Section 12.16 shall be discharged by the full performance by the Parent of its obligations under this Agreement, but otherwise shall not be discharged or affected by any act, omission, matter or thing that, but for this provision, might operate to release or otherwise exonerate the Parent from those obligations in whole or in part including:

(i)             the granting of time, or any waiver or other indulgence (including any extension, renewal, acceptance, forbearance or release in respect of any of the Seller's Guaranteed Obligations);

(ii)             the taking, variation, compromise, renewal or release of or refusal or neglect to perform or enforce any rights, remedies or securities against the Seller or any other Person;

(iii)            any modification, variation or addition to the terms of any of the Seller's Guaranteed Obligations or of any other document or security;

(iv)           any irregularity, defect or informality in the terms of any of the Seller's Guaranteed Obligations or any other document or security or any legal limitation, disability, incapacity or want of authority of any Person;

(v)            any transfer or assignment of any rights or obligations by any party, whether or not they relate to the Seller's Guaranteed Obligations;

(vi)           any corporate reorganization, reconstruction, amalgamation, dissolution, liquidation, merger, acquisition of or by or other alteration in the corporate existence or structure of any party, or the non-existence of the Seller; or

(vii)           any composition or similar arrangement by any party or any other Person.

(e)         Where any discharge (whether in respect of any of the Seller's Guaranteed Obligations or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is avoided or must be restored for any reason, the liability of the Parent under this Agreement shall continue as if the discharge or arrangement had not been made.

(f)         This Seller Guarantee is in addition to and is not in any way prejudiced by any other security now or in the future held by or on behalf of the Purchaser.

(g)         The Parent shall not by virtue of any payment or performance by it under the terms of this Agreement (except to the extent such rights would have been available to the Seller had it paid or performed directly):

(i)              be subrogated to any rights, security or monies held, received or receivable by the Purchaser or be entitled to assert against any Person owing any obligation to the Purchaser in connection with this Agreement any right of contribution or indemnity in respect of any payment made or monies received on account of the Parent's liability under this Agreement; or

(ii)             receive, claim or have the benefit of any payment, distribution or security from or on account of any Person owing any obligation to the Purchaser in connection with this Agreement, or exercise any right of set-off against such Person, and the Parent shall hold in trust for, and immediately on demand pay or transfer to, the Purchaser any payment or distribution or benefit of security received by it contrary to this Section 12.16.

(h)         The Parent represents and warrants to the Purchaser as follows:

(i)             The Parent is a company incorporated under the laws of the State of Missouri and possesses the capacity to sue and be sued in its own name and has the power to carry on its business and to own its property and other assets.

(ii)             The Parent has power to execute, deliver and perform its obligations under this Agreement and to carry out the transactions contemplated hereby, and all necessary corporate, shareholder and other action will have been taken to authorize the execution, delivery and performance of the same.

(iii)            The obligations of the Parent under this Agreement constitute its legal, valid and binding obligations and are in full force and effect in accordance with their terms.

(iv)            The execution, delivery and performance by the Parent of this Agreement does not and will not:  (x) contravene any Requirements of Law of any court or Governmental Body having jurisdiction over the Parent; (y) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which the Parent is a party or any license or other authorization to which the Parent is subject or by which the Parent or any of its property is bound; or (z) contravene or conflict with the provisions of the Parent's organizational documents.

Section 12.17   Purchaser Guarantee.  The guarantee of Purchaser's obligation by Centrica plc is set forth in the Guarantee Agreement attached hereto as Exhibit A.

IN WITNESS WHEREOF, each of the Seller and the Purchaser have executed this Agreement as of the date first above written.

CUSTOM ENERGY HOLDINGS, L.L.C.

By:	/s/ Michael J. Chesser
	Name:	Michael J. Chesser
	Title:	Chairman, President and Chief
Executive Officer

DIRECT ENERGY SERVICES, LLC

By:	/s/ Maura J. Clark
	Name:	Maura J. Clark
	Title:	President, Direct Energy Business

GREAT PLAINS ENERGY INCORPORATED, solely and exclusively for purposes of Sections 6.04, 10.01 and 12.16

By:	/s/ Michael J. Chesser
	Name:	Michael J. Chesser
	Title:	Chairman of the Board and
Chief Executive Officer

Exhibit A
Guarantee of Centrica plc

PURCHASER GUARANTEE

THIS GUARANTEE (this “Guarantee”) is made and given as of April 1st, 2008 by Centrica plc, a public limited company organized under the laws of England and Wales (“Guarantor”), in favor of Custom Energy Holdings, L.L.C., a Delaware limited liability company (“Seller”).

R E C I T A L S

A.         Pursuant to the Purchase Agreement (the “Purchase Agreement”), dated as of April 1st, 2008, by and among the Seller, Great Plains Energy Incorporated (solely for the purposes set forth therein) and Direct Energy Services, LLC (the “Purchaser”), the Seller has agreed to sell the Seller’s ownership of one hundred percent (100%) of the membership interests in Strategic Energy, L.L.C., a Delaware limited liability company (the “Company”), to the Purchaser.

B.         The Guarantor owns, indirectly, 100% of the membership interests of the Purchaser.

C.         In order to induce the Seller to enter into the Purchase Agreement, the Guarantor has agreed to guarantee the Purchaser’s obligations under the Purchase Agreement, as more fully set forth below.

D.         Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which consideration is hereby acknowledged, the Guarantor does hereby covenant and agree with the Seller for the benefit of the Seller as follows:

1.         Guarantee of Obligations. To induce the Purchaser to enter into the Purchase Agreement, the Guarantor (as primary obligor and not as surety only) irrevocably, absolutely and unconditionally:

(a)           guarantees to the Seller, on the terms and subject to the conditions of this Guarantee, the prompt performance of all obligations of the Purchaser under the Purchase Agreement, including all sums and liabilities which now are or at any other time shall be due, owing or incurred by the Purchaser to the Seller in respect of the Purchaser's obligations under the Purchase Agreement (collectively, the "Purchaser’s Guaranteed Obligations") strictly in accordance with their terms and regardless of any Requirements of Law affecting any such terms or the rights of the Seller with respect thereto; and

(b)           undertakes that if any amount guaranteed by this Guarantee is not recoverable on the basis of a guarantee for any reason it will (as a separate and independent stipulation) pay the Seller on demand whatever amount or amounts shall equal what it would have been liable to pay but for such irrecoverability and shall indemnify the Seller against all Losses suffered or incurred by the Seller in connection with such irrecoverability.

2.         Nature of Guarantee.

(a)           The Guarantor hereby waives any requirement that the Seller exhaust any right or take any action against, or provide any notice to, the Purchaser or any other person or entity before proceeding hereunder.

(b)           This is a continuing guarantee and the Guarantor’s undertakings under this Guarantee shall remain in full force and effect until final performance in full of its obligations under this Guarantee notwithstanding any intermediate payment or performance or the invalidity or unenforceability in whole or in part of any of the Purchaser’s Guaranteed Obligations or any other event.

(c)           This Guarantee is in addition to and is not in any way prejudiced by any other security now or in the future held by or on behalf of the Seller.

(d)           The Guarantor shall not by virtue of any payment or performance by it under the terms of this Guarantee (except to the extent such rights would have been available to the Purchaser had it paid or performed directly):

(i)           be subrogated to any rights, security or monies held, received or receivable by the Seller or be entitled to assert against any Person owing any obligation to the Seller in connection with the Purchase Agreement any right of contribution or indemnity in respect of any payment made or monies received on account of the Guarantor’s liability under this Guarantee; or

(ii)           receive, claim or have the benefit of any payment, distribution or security from or on account of any Person owing any obligation to the Seller in connection with the Purchase Agreement, or exercise any right of set-off against such Person, and the Guarantor shall hold in trust for, and immediately on demand pay or transfer to, the Seller any payment or distribution or benefit of security received by it contrary to this Guarantee.

3.         Discharge of Guarantee.

(a)           This Guarantee and any undertakings contained herein shall be discharged by the full performance by the Guarantor of its obligations under this Guarantee, but otherwise shall not be discharged or affected by any act, omission, matter or thing that, but for this provision, might operate to release or otherwise exonerate the Guarantor from those obligations in whole or in part including:

(i)           the granting of time, or any waiver or other indulgence (including any extension, renewal, acceptance, forbearance or release in respect of any of the Purchaser’s Guaranteed Obligations);

(ii)           the taking, variation, compromise, renewal or release of or refusal or neglect to perform or enforce any rights, remedies or securities against the Purchaser or any other Person;

(iii)           any modification, variation or addition to the terms of any of the Purchaser’s Guaranteed Obligations or of any other document or security;

(iv)           any irregularity, defect or informality in the terms of any of the Purchaser’s Guaranteed Obligations or any other document or security or any legal limitation, disability, incapacity or want of authority of any Person;

(v)           any transfer or assignment of any rights or obligations by any party, whether or not they relate to the Purchaser’s Guaranteed Obligations;

(vi)           any corporate reorganization, reconstruction, amalgamation, dissolution, liquidation, merger, acquisition of or by or other alteration in the corporate existence or structure of any party, or the non-existence of the Purchaser; or

(vii)           any composition or similar arrangement by any party or any other Person.

(b)           Where any discharge (whether in respect of any of the Purchaser’s Guaranteed Obligations or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is avoided or must be restored for any reason, the liability of the Guarantor under this Agreement shall continue as if the discharge or arrangement had not been made.

4.         Representations, Warranties and Covenants of Guarantor.  The Guarantor hereby represents and warrants to the Seller, that, as of the date hereof and at all times during the effectiveness of this Guarantee:

(a)           The Guarantor is a public limited company organized under the laws of England and Wales and possesses the capacity to sue and be sued in its own name and has the power to carry on its business and to own its property and other assets.

(b)           The Guarantor has power to execute, deliver and perform its obligations under this Guarantee and to carry out the transactions contemplated hereby, and all necessary corporate, shareholder and other action will have been taken to authorize the execution, delivery and performance of the same.

(c)           The obligations of the Guarantor under this Guarantee constitute its legal, valid and binding obligations and are in full force and effect in accordance with their terms.

(d)           The execution, delivery and performance by the Guarantor of this Guarantee does not and will not:  (x) contravene any Requirements of Law of any court or Governmental Body having jurisdiction over the Guarantor; (y) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which the Guarantor is a party or any license or other authorization to which the Guarantor is subject or by which the Guarantor or any of its property is bound; or (z) contravene or conflict with the provisions of the Guarantor’s organizational documents.

5.         Registered Agent.  The Guarantor has appointed CT Corporation System (and any successor thereto) as its registered agent for service of process on such Person in the State of Delaware.  The Purchaser will not change such appointment while this Guarantee is in effect without the consent of the Seller.

6.         Amendments; Waivers.  Neither this Guarantee nor any provision hereof may be amended, modified, waived, discharged (except by performance of the Purchaser’s Guaranteed Obligations) or terminated except by an instrument in writing duly signed by or on behalf of the Seller and the Guarantor.  No failure or delay on the part of the Seller in exercising any right, power or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power or remedy preclude any other or further exercise thereof or exercise of any other right, power or remedy hereunder.

7.         Notices.  All notices, demands or other communications required or desirable to be given pursuant to the provisions of this Guarantee shall be in writing and shall be deemed to be properly served if delivered in accordance with the terms of the Purchase Agreement.  For purposes of notices, demands or other communications the address of the parties shall be:

Guarantor:	Centrica plc
Millstream
Maidenhead Road
Windsor
Berkshire SL4 5GD
United Kingdom
Attn: Group General Counsel and Company Secretary
Facsimile: 01753 494602

Seller:	Custom Energy Holdings, L.L.C.
c/o Great Plains Energy Incorporated
1201 Walnut Street
Kansas City, Missouri 64106
Attn: Mark G. English, General Counsel
Facsimile: (816) 556-2418

8.         Further Assurances.  The Guarantor agrees, at its sole cost and expense, to do such further acts and things, and to execute and deliver such additional agreements, documents and instruments as the Seller may at any time reasonably request in connection with the administration or enforcement of this Guarantee or in order to better assure and confirm unto the Seller their rights, powers and remedies hereunder.

9.         Governing Law and Jurisdiction.  This Guarantee shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflicts of laws principles thereof.  Any action or proceeding against any party relating in any way to this Guarantee may be brought and enforced exclusively in the state courts of the State of Delaware, and the parties irrevocably submit to the jurisdiction of such courts in respect of any such action or proceeding; provided, that such action or proceeding may be brought and enforced in the U.S. District Court for the District of Delaware only if no state court of the State of Delaware has jurisdiction of such action or proceeding, and the parties irrevocably submit to the jurisdiction of the U.S. District Court for the District of Delaware in respect of any such action or proceeding.  Each party hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Guarantee or the transactions contemplated hereby.

10.         Survival; Construction; Successors and Assigns.  All covenants, agreements, representations and warranties made herein shall survive until the Purchaser’s Guaranteed Obligations are satisfied in full.  Anything herein to the contrary notwithstanding, this Guarantee and all obligations and liabilities hereunder or in respect hereof shall terminate and be discharged automatically and without further act or deed upon satisfaction in full of the Purchaser’s Guaranteed Obligations.  Whenever in this Guarantee any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and permitted assigns of such party; provided, however, that neither the Guarantor nor the Seller may assign this Guarantee or any of their respective rights, duties, obligations or responsibilities hereunder.

11.         Remedies Cumulative.  No right, power or remedy herein conferred upon or reserved to the Seller is intended to be exclusive of any other rights, power or remedy, and each and every right, power and remedy of the Seller pursuant to this Guarantee or the Purchase Agreement, or now or hereafter existing at law or in equity or by statute or otherwise shall, to the extent permitted by law, be cumulative and concurrent and shall be in addition to every other right, power or remedy pursuant to this Guarantee, or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by the Seller of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by the Seller of any or all such other rights, powers or remedies.

12.         Headings.  Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Guarantee.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the undersigned has caused this Guarantee to be executed as of the date first above written.

CENTRICA plc

By:
Name:
Title:

By:
Name:
Title: